UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._)
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☐	Soliciting Material Pursuant to §240.14a-12
IPG PHOTONICS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Fellow Stockholder:

You are cordially invited to attend our annual meeting of stockholders on May 31, 2011. We will hold the meeting at 10:00 a.m. Eastern Time at our world headquarters, 50 Old Webster Road, Oxford, Massachusetts.

In connection with the meeting, we have prepared a notice of the meeting, a proxy statement, and our 2010 annual report to stockholders, which provide detailed information relating to our activities and operating performance.

Whether or not you plan to attend the annual meeting of stockholders, we encourage you to vote your shares. You may vote:

•	via Internet;

•	by telephone;

•	by mail; or

•	in person at the meeting.

If you plan to attend the annual meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification in order to be admitted to the meeting.

We will make available an alphabetical list of stockholders entitled to vote at the meeting, for examination by any stockholder during our ordinary business hours at the Office of the Secretary, located at our Oxford, Massachusetts headquarters, for the ten-day period before the annual meeting.

On behalf of the entire IPG Board of Directors, we look forward to seeing you at the meeting.

Sincerely,

Dr. Valentin P. Gapontsev
Chairman of the Board of Directors and
Chief Executive Officer

April 13, 2011

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2011 annual meeting of stockholders which is being held as follows:

Date:	Tuesday, May 31, 2011
Time:	10:00 a.m., Eastern Time
Location:	IPG Photonics Corporation 50 Old Webster Road Oxford, Massachusetts 01540

At the meeting, we will ask our stockholders to:

•	elect nine directors named in the proxy to serve until our 2012 annual meeting of stockholders;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011;

•	amend our 2006 Stock Incentive Plan;

•	approve, by non-binding vote, our executive compensation;

•	recommend, by non-binding vote, the frequency of executive compensation votes; and

•	consider any other business properly presented at the meeting.

You may vote on these matters in person or by proxy. Whether or not you plan to attend the meeting, we ask that you promptly vote your shares. Only stockholders of record at the close of business on April 13, 2011 may vote at the meeting.

By order of the Board of Directors,
IPG PHOTONICS CORPORATION

Angelo P. Lopresti
Vice President, General Counsel and Secretary
Oxford, Massachusetts

April 13, 2011

Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2010 are available at http://investor.ipgphotonics.com/annual-proxy.cfm

Table of Contents to the Proxy Statement

General Information	1
Questions and Answers about the Annual Meeting and Voting	1
Corporate Governance	4
Corporate Governance Guidelines	4
Director Independence	7
Board Leadership Structure	7
Risk Oversight	7
Related Person Transaction Policy and Transactions	8
Stockholder Communication with our Board of Directors	8
Information Regarding the Board of Directors	8
Nominees for Director	9
Board Meetings and Committees	11
Audit Committee	11
Compensation Committee	12
Nominating and Corporate Governance Committee	13
Compensation Committee Interlocks and Insider Participation	13
Director Compensation	13
Director Compensation Plan	13
Director Compensation Table	15
Outstanding Equity Awards Table	15
Information Regarding Stock Ownership	16
Proposal 1: Election of Directors	17
Audit Committee Report	18
Proposal 2: Ratification of Independent Registered Public Accounting Firm	19
Information Regarding Executives	20
Compensation Committee Report	21
Executive Compensation	22
Compensation Discussion and Analysis	22
Executive Summary	22
Compensation Program Objectives and Principles	23
Pay Positioning Strategy	24
Components of Compensation in 2010	25
Other Factors Affecting Compensation	29
Summary Compensation Table	30
Employment Agreements	30
Grants of Plan-Based Awards Table	31
Outstanding Equity Awards Table	32
Equity Compensation Plans	32
Employee Stock Purchase Plan	34
Option Exercises and Stock Vested Table	34
Pension Benefits	34
Nonqualified Deferred Compensation	34
Potential Payments Upon Termination or Change in Control	35
Compensation Risk Assessment Review	36

i

Proposal 3: Approval of Amendments to IPG Photonics Corporation 2006 Stock Incentive Plan	36
Proposal 4: Advisory (Non-Binding) Vote Approving Executive Compensation	45
Proposal 5: Advisory (Non-Binding) Vote Determining the Frequency of Advisory Votes on Executive Compensation	47
Other Matters:	49
Section 16(a) Beneficial Ownership Reporting Compliance	49
2012 Annual Meeting and Nominations	49
No Incorporation by Reference	49
Appendix
APPENDIX A 2006 Stock Incentive Compensation Plan	A-1

ii

PROXY STATEMENT
2011 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Our Board of Directors is soliciting proxies from our stockholders in connection with our annual meeting of stockholders to be held on Tuesday, May 31, 2011 and at any and all adjournments thereof. No business can be conducted at the annual meeting unless a majority of all outstanding shares entitled to vote are either present in person or represented by proxy at the meeting. As far as we know, the only matters to be brought before the annual meeting are those referred to in this proxy statement. If any additional matters are presented at the annual meeting, the persons named as proxies may vote your shares in their discretion.

This proxy statement and our 2010 annual report are first being mailed to stockholders of record on or about April 15, 2011, and are made available on our website at http://investor.ipgphotonics.com/annual-proxy.cfm. Information on our website does not constitute part of this proxy statement.

Unless otherwise noted, the information in this proxy statement covers our 2010 fiscal year (or “fiscal 2010”), which ran from January 1, 2010 through December 31, 2010, and, in some cases, our 2009 fiscal year (or “fiscal 2009”), which ran from January 1, 2009 through December 31, 2009.

Questions and Answers about the Annual Meeting and Voting

When and Where is the Annual Meeting?

When:	Tuesday, May 31, 2011, at 10:00 a.m. Eastern Time
Where:	IPG Photonics World Headquarters, 50 Old Webster Road, Oxford, Massachusetts

Who is Entitled to Vote at the Meeting?

You are entitled to vote at the meeting if you owned IPG Photonics shares (directly or in “street name”, as defined below) as of the close of business on April 13, 2011, the record date for the meeting. On that date, 47,232,237 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote; there is no cumulative voting with respect to any proposal.

What do I Need to do if I Plan to Attend the Meeting in Person?

If you plan to attend the annual meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification for admission to the meeting.

If you are a stockholder of record, the top half of your proxy card is your admission ticket. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you hold your shares in street name and you also wish to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker.

What is the Difference Between Holding Shares Directly as a Stockholder of Record and Holding Shares in “Street Name” at a Bank or Broker?

Most of our stockholders hold their shares directly through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are differences between shares held of record and those held in “street name.”

Stockholder of Record:  If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy statement and annual report were sent directly to you. As the stockholder of record, you have the right to vote your shares as described herein.

“Street Name” Stockholder:  If your shares are held by a bank or broker as your nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy statement and annual report were forwarded to you by your bank or broker who is considered the stockholder of record with respect to those shares. Your bank or broker sent to you, as the beneficial owner, a document describing the procedure for voting your shares. You should follow the instructions provided by your bank or broker to vote your shares. You are also invited to attend the annual meeting.

What Matters am I being Asked to Vote on at the Meeting and What Vote is Required to Approve Each Matter?

You are being asked to vote on five proposals. Proposal 1 requests election of directors. Each director will be elected by the vote of the plurality of the votes cast when a quorum is present. A “plurality of the votes cast” means that the nine persons receiving the greatest number of votes cast “for” will be elected. “Votes cast” excludes abstentions and any votes withheld by brokers in the absence of instructions from street-name holders (“broker non-votes”).

The affirmative vote of a majority of the shares which are present at the meeting in person or by proxy, and entitled to vote thereon, is required to: ratify the appointment of our independent registered public accounting firm (Proposal 2); approve the amendments to our 2006 Stock Incentive Plan (Proposal 3); and approve, by non-binding vote, our executive compensation (Proposal 4). Abstentions have the same effect as voting against Proposals 2, 3 and 4 and broker non-votes have no effect on the outcome of Proposals 3 and 4.

The frequency of the advisory vote on executive compensation (Proposal 5) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will therefore have no effect on the outcome of Proposal 5.

Although the advisory votes on Proposals 4 and 5 are non-binding, as provided by law, our Board will review the results of the votes and will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

Who Counts the Votes?

We have engaged Computershare, N.A. as our independent agent to receive and tabulate stockholder votes. Computershare will separately tabulate “for”, “against” and “withhold” votes, votes on the frequency of holding an advisory vote on executive compensation, abstentions and broker non-votes. Computershare will also act as independent election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots, and perform any other acts required under the General Corporation Law of Delaware.

How can I Vote?

Most stockholders have a choice of voting in one of four ways:

•	via the Internet;

•	using a toll-free telephone number;

•	completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided; or

•	in person at the meeting.

The telephone and Internet voting facilities for stockholders of record will close at 1:00 a.m. Central Time on May 31, 2011. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Please read the instructions on the proxy card or the information sent by your broker or bank if you hold your shares in street name, your bank or broker will send you a separate package describing the procedures and options for voting your shares.

What does it Mean to Give a Proxy?

Your properly completed proxy/voting instruction card will appoint Valentin P. Gapontsev and Angelo P. Lopresti as proxy holders or your representatives to vote your shares in the manner directed therein by you. Dr. Gapontsev is our Chairman of the Board and Chief Executive Officer. Mr. Lopresti is our Vice President, General Counsel and Secretary. Your proxy permits you to direct the proxy holders to vote “for” or “against,” or “abstain” from, the nominees for director and Proposals 2, 3 and 4 and “1 year,” “2 years,” and “3 years” or “abstain” for Proposal 5.

All of your shares entitled to vote and represented by properly completed proxy or voting instruction received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions.

What Happens if I Sign, Date and Return my Proxy but do not Specify how I Want my Shares Voted on one of the Proposals?

Stockholder of Record:  Your proxy will be counted as a vote “For” all of the nominees for director; “For” Proposals 2, 3 and 4; and “3 years” for Proposal 5.

Street Name Stockholder:  Your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under New York Stock Exchange rules, your broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors or Proposals 3, 4 or 5. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2.

Can I Change my Vote Before the Meeting?

You can change your vote at any time before your proxy is exercised by delivering a properly executed, later-dated proxy (including an Internet or telephone vote), by revoking your proxy by written notice to the Secretary of IPG Photonics, or by voting at the meeting. The method by which you vote by a proxy will in no way limit your right to vote at the meeting if you decide to attend in person.

If you are a Street Name Stockholder, please refer to the information forwarded by your bank or broker for procedures on changing your voting instructions.

Is the Proxy Statement Available on the Internet?

Yes. We are mailing copies of the proxy statement and our 2010 annual report to all stockholders. Stockholders can also view these documents on the Internet by accessing our website at http://investor.ipgphotonics.com/annual-proxy.cfm.

Who is Soliciting my Proxy and who is Paying for the Cost of this Proxy Solicitation?

The Board of Directors of IPG Photonics is soliciting your proxy to vote at the 2011 annual meeting of stockholders. IPG Photonics will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. Our directors, officers or employees may solicit proxies on our behalf. We have not engaged a proxy solicitation firm to assist us in the solicitation of proxies, but we may if we deem it appropriate. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies.

What is the Quorum Required to Transact Business?

At the close of business on April 13, 2011, there were 47,232,237 shares of our common stock outstanding. Our bylaws require that a majority of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes in determining whether a quorum exists.

CORPORATE GOVERNANCE

IPG Photonics is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to long-term performance and reevaluates our policies on an ongoing basis to ensure they sufficiently meet our company’s needs. Listed below are some of the significant corporate governance practices and policies we have adopted.

•	Independent Director Majority and Presiding Independent Director. Six of the nine directors on our Board are non-employees of the Company who meet the independence criteria under applicable SEC rules and NASDAQ guidelines. Only the independent directors sit on our three standing Board committees. The Board established the role of a presiding independent director who is elected by the independent directors. More information about the role of the independent directors, the presiding independent director and our Board structure can be found below in this section.

•	Executive Sessions. Our Board meets regularly in executive sessions without the presence of management, including our Chairman. These sessions are led by our presiding independent director, as described further below in this section.

•	Annual Election of Entire Board. Stockholders elect each director annually. We do not have a classified board.

•	Related Person Transaction Policy. Our Nominating and Corporate Governance Committee is responsible for approving or ratifying transactions involving our Company and related persons and determining if the transaction is in, or not inconsistent with, the best interests of our Company and our stockholders. More information about our Related Person Transaction Policy and transactions can be found below in this section.

•	Stock Ownership Guidelines. Our directors and executive officers are required to own a minimum amount of IPG Photonics shares. We believe that stock ownership requirements align the interest of the directors and officers with stockholders.

•	Prohibition on Hedging. Our Insider Trading Policy expressly prohibits hedging and purchasing derivative securities by directors and employees in connection with IPG Photonics shares.

Additional information is provided below regarding these and certain other key corporate governance policies which we believe enable us to manage our business in accordance with the highest standards of business practices and in the best interest of our stockholders. Our corporate website includes additional information and copies of these policies, as noted below. Most policies may be found at http://investor.ipgphotonics.com/governance.cfm. Note that information on our website does not constitute part of this proxy statement. Hard copies of these documents may be obtained without charge by any stockholder upon request by contacting the Office of the Secretary, IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540.

Corporate Governance Guidelines.  Our Board has adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees and the mission of the Board. Each of the Board committees has a written charter that sets forth the purposes, goals and responsibilities of the committee as well as qualification for committee membership, procedures for committee membership, appointment and removal, committee structure and operations and committee reporting to the full board.

The Governance Guidelines provide, among other things, that:

•	a majority of our Board must be independent;

•	the presiding independent director presides over executive sessions of independent directors;

•	the Board appoints all members of the Board committees;

•	the Audit, Compensation, and Nominating and Corporate Governance Committees consist solely of independent directors;

•	the independent directors meet periodically in executive sessions without the presence of the non-independent directors or members of our management;

•	directors may not serve on the boards of more than three other public companies; and

•	evaluations of the Board and committees are to be conducted annually.

The Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board modifies the Governance Guidelines and its other corporate governance policies and practices from time to time, as appropriate.

Executive Sessions.  Our independent directors meet privately, without employee directors or management present, at least four times during the year. These private sessions are generally held in conjunction with the regular quarterly Board meetings. Other private meetings are held as often as deemed necessary by the independent directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meet without employee directors or management present from time to time as they deem necessary.

Director Meetings and Policy Regarding Board Attendance.  It has been the practice of our Board to hold at least four in-person regular meetings each year. In accordance with our Governance Guidelines, our directors are expected to prepare for, attend and actively participate in meetings of the Board of Directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our Board to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Stock Ownership Guidelines.  The Board adopted stock ownership guidelines to more closely align the interests of our directors and executive officers with those of our long-term stockholders. Under the guidelines, the following persons are expected to maintain a minimum investment in our common stock as follows: for non-employee directors, the lesser of 3,000 shares or one times their annual cash Board retainer (excluding committee retainers); for the Chief Executive Officer, the lesser of 7,500 shares or one times his annual salary; and for other executive officers, the lesser of 5,000 shares or one times their respective annual salaries. Vested equity compensation, such as vested stock options and restricted stock, counts towards the stock ownership levels. These ownership levels are to be achieved no later than four years after the election as a director or as an executive officer, except that prior to such time the director or officer is expected to retain a certain portion of stock issued upon exercise of stock options or issuance of stock under equity compensation plans after payment of the exercise price and taxes until the minimum ownership levels are attained. All directors and the named executive officers were in compliance with our stock ownership guidelines as of December 31, 2010.

Board Self-Assessments.  The Board conducts annual self-evaluations to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee oversees the Board and committee self-assessments and the Board receives a report on its self-assessments annually. Each committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes. Each committee also annually reviews its own performance and reports the results to the Board.

Prohibition on Hedging.  Under our insider trading policy, no employee or director may engage in hedging or trade derivatives related to our common stock.

Director Orientation and Continuing Education.  Upon joining the Board, directors are provided with an initial orientation about our Company, including our business operations, strategy and governance. New directors without previous experience as a director of a public company are expected to enroll in a director education program on the principles of corporate governance and director professionalism offered by a nationally-recognized sponsoring organization. We also provide orientation to directors who join a committee, including oversight responsibilities, policies and practices. We provide our directors with resources and ongoing educational opportunities to assist them in remaining abreast of developments in corporate governance and critical issues relating to the operation of public company boards. We pay for director education expenses and their membership in the National Association of Corporate Directors. The Board also conducts periodic visits to Company facilities as part of its regularly scheduled Board meetings.

Nomination of Directors.  The Nominating and Corporate Governance Committee considers candidates for director nominees proposed by directors and stockholders. This Committee may retain recruiting professionals and use director databases to assist in identifying and evaluating candidates for director nominees. The Board seeks members from diverse professional backgrounds with a reputation for integrity who do not have professional commitments that might unreasonably interfere with the demands and duties of a board member. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. The Nominating and Governance Committee seeks diversity in the membership of the Board. It does not have formal objective criteria for determining the degree of diversity needed or present on the Board. Instead, it and the Board seek candidates with a range of experience. Board candidates are considered based upon various criteria, such as age, skills, knowledge, perspective, broad business judgment and leadership, knowledge of relevant industry, technical or regulatory affairs, business creativity and vision, experience and any other factors appropriate in the context of an assessment by the Nominating and Corporate Governance Committee of the needs of the Board at that time. Candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, and must be over 21 years of age and possess the highest personal integrity and ethics. In addition, the Nominating and Corporate Governance Committee considers whether the individual satisfies criteria for independence as may be required by applicable regulations.

The Nominating and Corporate Governance Committee has adopted a policy under which it will consider nominations by stockholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. The Nominating and Corporate Governance Committee evaluates and interviews potential board candidates. All members of the Board may interview the final candidates.

Code of Business Conduct.  We have a code of business conduct that applies to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and other executive officers. Our code of business conduct includes provisions covering conflicts of interest, business gifts and entertainment, outside activities, compliance with laws and regulations, insider trading practices, antitrust laws, payments to government personnel, bribes or kickbacks, corporate record keeping and accounting records. The code of business conduct is posted on our website at www.ipgphotonics.com.

Procedures for Submitting Complaints Regarding Accounting and Auditing Matters.  We have procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are posted on our website at www.ipgphotonics.com.

Director Independence

We follow director independence rules under NASDAQ listing standards and SEC rules. Our Nominating and Corporate Governance Committee has determined that Messrs. Blair, Child, Dalton, Gauthier and Hurley, and Dr. Krupke are “independent” as defined by NASDAQ Rule 4200(a)(15). Our Nominating and Corporate Governance Committee has determined that no such member has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.

Each of the following committees of the Board is composed solely of independent directors:

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Corporate Governance Committee.

Board Leadership Structure

In accordance with our Governance Guidelines, the Board has appointed a presiding independent director with leadership authority and responsibilities. The presiding independent director sets the agenda for, and leads, executive sessions of the independent directors, providing consolidated feedback, as appropriate, from those meetings to the Chairman and Chief Executive Officer. The presiding independent director provides input on the agenda for board meetings; facilitates discussions outside of scheduled board meetings among the independent directors on key issues as required; and serves as a non-exclusive liaison with the Chairman and Chief Executive Officer in consultation with the other independent directors. In June 2010, the independent directors of our Board elected Mr. Gauthier as presiding independent director.

Dr. Gapontsev serves as our Chairman and Chief Executive Officer. He is the founder of the Company and beneficially owns approximately 19.9% of the Company’s stock. His dual role was established ten years ago when the Board was first established. The independent directors believe that at the Company’s current stage, Dr. Gapontsev’s in-depth knowledge of the Company’s operations and vision make him the best-qualified director to serve as Chairman. The Board has a presiding independent director role as described above.

The Board also believes that its existing corporate governance practices achieve independent oversight and management accountability, which is the goal that many other companies seek to achieve by separating the roles of Chairman and Chief Executive Officer. IPG’s governance practices provide for strong independent leadership, independent discussion among directors and independent evaluation of, and communication with, members of senior management.

Risk Oversight

One of the Board’s primary role in the Company is to provide general oversight of strategy and operations. As part of its oversight of operations, the entire Board reviews and discusses the performance of the Company and the principal risks involved in the operations and management of the Company. The Board allocates risk oversight responsibility among the full Board, the independent directors and the three committees. The Nominating and Corporate Governance Committee periodically reviews risk oversight matters and responsibilities, then makes recommendations to the Board to allocate risk oversight responsibilities.

The Board as a whole reviews risk management practices and a number of significant risks in the course of its reviews of corporate strategy, management reports and other presentations. The independent directors as a group oversee succession planning. The Audit Committee oversees certain financial risks and recommends guidelines to monitor and control such risk exposures. The Compensation Committee reviews the Company’s executive compensation programs, their effectiveness at both linking executive pay to performance and aligning the interests of our executives and our stockholders, and oversees an entity-wide compensation risk assessment. The Nominating and Corporate Governance Committee reviews significant related party transactions with directors, executives and managers and may conduct negotiations on behalf of the Company. The Board’s risk oversight role does not interfere with the Company’s day-to-day management because two-thirds of the directors are independent directors and therefore have no conflicts that might discourage critical review of the Company’s risks.

Related Person Transaction Policy and Transactions

The Board adopted a related person transaction policy that requires the Company’s executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $100,000, (ii) the Company is, was or is proposed to be a participant and (iii) such person or such person’s immediate family members (“Related Persons”) has, had or may have a direct or indirect material interest (a “Related Person Transaction”). Subject to certain exceptions in the policy, Related Person Transactions must be brought to the attention of the Nominating and Corporate Governance Committee for an assessment of whether the transaction or proposed transaction should be permitted to proceed. In deciding whether to approve or ratify the Related Person Transaction, the Nominating and Corporate Governance Committee considers relevant facts and circumstances. If the Nominating and Corporate Governance Committee determines that the Related Person has a direct or indirect material interest in any such transaction, the Committee must review and approve, ratify or disapprove the Related Person Transaction.

Pursuant to our Governance Guidelines, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with his or her service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests or gives the appearance of a conflict. In addition, directors are required to inform the chairman of our Nominating and Corporate Governance Committee prior to joining the Board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

Mr. Verghese Mammen provides consulting services to us, including assistance in managing our operations in India, and acts as a sales representative for us in India. Verghese Mammen is the father of Timothy P.V. Mammen, our Chief Financial Officer. Consulting fees, commissions and business expense reimbursements paid to Verghese Mammen totaled $182,000 in 2010. Verghese Mammen also serves as a director of our Indian subsidiary, for which he receives no additional compensation.

Stockholder Communication with our Board of Directors

Stockholders wishing to write to the Board or a specified director or a committee of the Board should send correspondence to IPG Photonics Corporation, attention Secretary, 50 Old Webster Road, Oxford, Massachusetts 01540. All written communications received in such manner from stockholders of the Company will be forwarded to the members or committee of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee of the Board, the communication shall be forwarded to all members of the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS

John H. Dalton decided to not stand for re-election to our Board of Directors at our 2011 annual meeting. IPG Photonics extends its sincere appreciation to Secretary Dalton for the valuable contributions he provided to our Company during his nearly eleven years of service to IPG as a director and his services as our President.

Nominees for Director

The following table sets forth certain information as of March 31, 2011 regarding our incumbent directors nominated for re-election, and Michael R. Kampfe, a nominee for director. Each of our incumbent directors, other than Mr. Dalton, and Mr. Kampfe has been nominated by the Board for election at our 2011 annual meeting.

Name	Age	Position

Valentin P. Gapontsev, Ph.D.	72	Chief Executive Officer and Chairman of the Board
Eugene Scherbakov, Ph.D.	63	Managing Director of IPG Laser and Director
Igor Samartsev	48	Acting General Manager of NTO IRE-Polus and Director
Robert A. Blair	64	Director
Michael C. Child	56	Director
Henry E. Gauthier	70	Director
William S. Hurley	66	Director
Michael R. Kampfe	61	Nominee for Director
William F. Krupke, Ph.D.	74	Director

Valentin P. Gapontsev, Ph.D., founded IPG in 1990 and has been our Chief Executive Officer and Chairman of our Board of Directors since our inception. Prior to that time, he served as senior scientist in laser material physics and head of the laboratory at the Soviet Academy of Science’s Institute of Radio Engineering and Electronics in Moscow. He has over thirty years of academic research experience in the fields of solid state laser materials, laser spectroscopy and non-radiative energy transfer between rare earth ions and is the author of many scientific publications and several international patents. Dr. Gapontsev holds a Ph.D. in Physics from the Moscow Institute of Physics and Technology. In 2006, he was awarded the Ernst & Young® Entrepreneur of the Year Award for Industrial Products and Services in New England, and in 2009, he was awarded the Arthur L. Schawlow Award by the Laser Institute of America. Dr. Gapontsev serves as both Chairman and Chief Executive Officer, He is the founder of the Company and has successfully led the Company and the Board since the Company was formed. His scientific understanding along with his corporate vision and operational knowledge provide strategic guidance to the Company and the Board. For these reasons, he has been nominated to continue serving on the Board.

Eugene Scherbakov, Ph.D., has served as the Managing Director of IPG Laser GmbH, our German subsidiary, since August 2000 and has been a member of our Board of Directors since September 2000. Dr. Scherbakov served as the Technical Director of IPG Laser from 1995 to August 2000. From 1983 to 1995, Dr. Scherbakov was a senior scientist in fiber optics and head of the optical communications laboratory at the General Physics Institute, Russian Academy of Science in Moscow. Dr. Scherbakov graduated from the Moscow Physics and Technology Institute with an M.S. in Physics. In addition, Dr. Scherbakov attended the Russian Academy of Science in Moscow, where he received a Ph.D. in Quantum Electronics from its Lebedev Physics Institute and a Dr.Sci. degree in Laser Physics from its General Physics Institute. Dr. Scherbakov has been nominated to continue serving on the Board because of his position as manager of IPG Laser GmbH and because of his extensive technological knowledge of fiber lasers and components and the manufacturing process. His service as an executive officer of the Company provides the Board with a detailed understanding of the Company’s operations.

Igor Samartsev has been the acting General Manager of our Russian subsidiary, NTO IRE-Polus, since 2005. He served as the Technical Director of NTO IRE-Polus from 2000 to April 2005 and, from 1993 to 2001, he was the Deputy Director of NTO IRE-Polus. Mr. Samartsev holds an M.S. in Physics from the Moscow Institute of Physics and Technology. Mr. Samartsev is one of the founders of the Company and has a significant management role in the Company. The Board values Mr. Samartsev’s understanding of the needs of the Company’s growing Russian operations. For these reasons, he has been nominated to continue serving on the Board.

Robert A. Blair has served as a member of our Board of Directors since September 2000. Since January 1999, Mr. Blair has been the President of the Blair Law Firm P.C. Mr. Blair was a senior partner at the law firm of Manatt, Phelps & Phillips from 1995 to 1999. He was the managing partner of the law firm of Anderson, Hibey, Nauheim & Blair from 1981 to 1995. He is a trustee under Winkler Trusts, previously the primary sources of equity for, and owners of, real estate ventures developed by The Mark Winkler Company. Mr. Blair is managing partner of several real estate partnerships, has been a manager/principal in cellular telephone ventures and assisted in the launch of a VoIP business. He is the founding Chairman and Chairman Emeritus of the S Corporation Association of America. Mr. Blair holds a B.A. in Mathematics from the College of William & Mary, where he previously served on its governing Board of Visitors, and a J.D. from the University of Virginia School of Law. He has been nominated to continue serving on the Board because of his extensive management and legal experience and his knowledge of international business transactions and government practice. Also, Mr. Blair has valuable experience from years of serving on compensation committees and negotiating numerous employment arrangements.

Michael C. Child has served as a member of our Board of Directors since September 2000. Since July 1982, Mr. Child has been employed by TA Associates, Inc., a private equity investment firm, where he currently serves as Senior Advisor and prior to January 2011, was Managing Director. Since June 2010, he served on the board of directors of Finisar Corporation, a developer and manufacturer of optical subsystems and components for networks. He previously served as a director of Finisar from 1998 to 2005. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford University Graduate School of Business. Mr. Child has been nominated to continue serving on the Board because of his extensive knowledge of management, operations and finance of technology growth companies. In addition, he has extensive board and committee experience at both public and private companies.

Henry E. Gauthier has served as a member of our Board of Directors since April 2006. Mr. Gauthier was President from February 2005 to May 2005, consultant from January 2004 to February 2005 and June 2005 to December 2006, and Chairman of the board of directors from May 2005 to December 2008, of Reliant Technologies, Inc., which was acquired in December 2008 by Solta Medical, Inc., a manufacturer of medical laser systems and one of our customers. He served as Vice Chairman of the board of directors of Coherent, Inc., a manufacturer of photonic products, from October 2002 to March 2006. He served as Chairman of the board of directors of Coherent, Inc. from February 1997 to October 2002 and was its President from 1983 to 1996. Since July 1996, Mr. Gauthier has served as a principal at Gauthier Consulting. He was a member of the board of directors of Alara, Inc. from 1997 to 2010. Mr. Gauthier attended the United States Coast Guard Academy, San Jose State University, and the Executive Institute of the Stanford University Graduate Business School. Mr. Gauthier has been nominated to continue serving on the Board because of his extensive knowledge of the laser industry and his management and operational experience from over two decades as an executive at the world’s largest laser company. Having been a member of the audit, compensation, and nominating and corporate governance committees of public and private company boards in the technology field, Mr. Gauthier is familiar with a full range of corporate and board functions.

William S. Hurley has served as a member of our Board of Directors since April 2006. Since April 2006, he has been principal of W. S. Hurley Financial Consulting LLC, which provides supplemental chief financial officer services. From 2002 to April 2006, he was a partner with Tatum LLC, a nationwide executive services and consulting firm. He was Senior Vice President and Chief Financial Officer at Applied Science & Technology, a developer, manufacturer and supporter of semiconductor capital equipment, from 1999 until 2001. He served as Vice President and Chief Financial Officer at Cybex International, Inc., a designer, manufacturer and distributor of fitness equipment, from 1996 to 1999. From 1992 to 1995, he was Vice President-Controller and Chief Accounting Officer at BBN Corporation, formerly known as Bolt, Beranek & Newman, Inc., a high technology company. From 1993 to 2004, Mr. Hurley was a member of the board of directors of The L. S. Starrett Company, a manufacturer of precision tooling, where he served on the audit and compensation committees. He holds a B.S. in Accounting from Boston College and an M.B.A. in Finance from Columbia University Graduate School of Business, is a certified public accountant, and possesses a Certificate of Director Education issued by the National Association of Corporate Directors. He has been nominated to continue serving on the Board because of the extensive experience he gained during his service on the board of directors of The L. S. Starrett Company and his experience as a chief financial officer of three public companies.

Michael R. Kampfe is a candidate for director. Since 2001, he has been an independent consultant advising on general management and strategy matters, sales, tooling and manufacturing processes. From 1984 to 2000, he was employed by GSI Group, a manufacturer of optical, scanning and laser components and system product lines, serving in several management positions as Vice President. His last position was Vice President of Operations. Mr. Kampfe holds a B.S. in Mechanical Engineering from Arizona State University, and he attended the Executive Institute at Stanford University. He has a license in professional engineering. He has been nominated as a director because of his experience in managing and growing laser systems businesses. Mr. Kampfe has extensive knowledge of managing complex product lines, operations and sales functions, as well as managing and expanding global operations that the Board believes will be helpful as the Company implements its growth strategies.

William F. Krupke, Ph.D., has served as a member of our Board of Directors since February 2001. Since 1999, Dr. Krupke has been President of a laser technology and applications consulting firm (now WFK Lasers, LLC). From 1972 to 1999, Dr. Krupke worked at the Lawrence Livermore National Laboratory, which provides research and development services to various U.S. government departments, serving for the last twenty of such years as Deputy Associate Director of the Laser Programs Directorate. Dr. Krupke holds a B.S. degree in Physics from Rensselaer Polytechnic Institute and M.A. and Ph.D. degrees in Physics from the University of California at Los Angeles. Dr. Krupke has been nominated to continue serving on the Board because of his deep technological knowledge of lasers from over four decades of experience in the fields of solid-state lasers and innovative laser materials. This provides the Board with valuable insight regarding the Company’s products and current technology, as well as the future technological needs of the Company and the laser industry.

BOARD MEETINGS AND COMMITTEES

The table below shows the number of meetings held by the Board and its committees, actions by written consent, as well as current committee memberships. All incumbent directors attended 75% or more of the aggregate meetings of the Board and committees on which they served during fiscal 2010. We encourage directors to attend the annual meeting of stockholders, but we do not have a formal policy. Last year, six of the directors in office attended the annual meeting.

Nominating and
	Board of			Corporate
	Directors	Audit	Compensation	Governance

Meetings held in 2010	9	6	13	9
Written consents in 2010	—	—	5	—

Valentin P. Gapontsev, Ph.D.	Chair
Robert A. Blair	Member		Chair
Michael C. Child	Member	Member		Chair
John H. Dalton	Member			Member
Henry E. Gauthier	Member, and presiding independent director	Member
William S. Hurley	Member	Chair	Member
William F. Krupke, Ph.D.	Member		Member	Member
Eugene Scherbakov, Ph.D.	Member
Igor Samartsev	Member

Audit Committee.  The Audit Committee, among other things:

•	appoints, approves the fees of, and assesses the independence of our independent registered public accounting firm;

•	oversees the work of our independent registered public accounting firm, which includes the receipt and consideration of certain reports from the independent registered public accounting firm;

•	resolves disagreements between management and our independent registered public accounting firm;

•	pre-approves auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinates the oversight of our internal and external controls over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishes, reviews and updates our code of business conduct and ethics;

•	establishes procedures for the receipt of accounting-related complaints and concerns;

•	meets independently with our independent registered public accounting firm and management;

•	prepares the Audit Committee report required by SEC rules to be included in our proxy statements; and

•	performs any other activities as such committee or the Board determines or is required by the Company’s charter or by-laws or applicable law.

The Nominating and Corporate Governance Committee has determined that Mr. Hurley, Chair of the Audit Committee, qualifies as an “audit committee financial expert,” as defined under the Securities Exchange Act of 1934, as amended, and the applicable rules of the NASDAQ Global Market.

Compensation Committee.  The Compensation Committee, among other things:

•	annually reviews and approves base salary, short-term and long-term incentive compensation, perquisites and other benefits for our Chief Executive Officer, other officers and key executives;

•	reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer, other officers and key executives;

•	evaluates, along with input of the independent directors, the performance of our Chief Executive Officer in light of our corporate goals and objectives and determines the compensation of our Chief Executive Officer;

•	periodically reviews compensation practices, procedures and policies throughout the Company;

•	reviews and approves employment and severance agreements for our Chief Executive Officer, other officers and key executives;

•	appoints and approves the fees of the independent compensation consultant assisting in the evaluation of Chief Executive Officer, senior executives and director compensation, and obtains advice from legal, accounting and other advisors as it deems appropriate;

•	reviews and recommends to the Board compensation for non-employee members of the Board;

•	administers Company equity-based compensation plans;

•	reviews management’s risk assessment of the Company’s compensation policies and practices for all employees;

•	reviews the compensation discussion and analysis and prepares the Compensation Committee Report required by SEC rules to be included in our proxy statement;

•	reviews the activities of the saving plan committee; and

•	performs any other activities as such committee or the Board determines or is required by the Company’s charter or by-laws or applicable law.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, among other things:

•	develops and recommends to the Board criteria for board membership;

•	recommends to the Board changes that the Committee believes to be desirable with regard to the appropriate size, functions and needs of the Board;

•	identifies and evaluates director candidates, including nominees recommended by our stockholders;

•	identifies individuals qualified to fill vacancies on any committee of the Board;

•	reviews procedures for stockholders to submit recommendations for director candidates;

•	recommends to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviews the performance of the Committee and evaluates its charter periodically;

•	develops and recommends to the Board a set of corporate governance guidelines; and

•	reviews and approves related party transactions.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of our Company or any of our subsidiaries. In addition, no member of our Compensation Committee has had any related person transactions that require disclosure under the SEC’s proxy rules and regulations.

DIRECTOR COMPENSATION

The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on our Board and align their interests with those of our stockholders. Our non-employee directors are paid pursuant to our non-employee director compensation plan described below. Our Compensation Committee reviews our director compensation program annually to confirm that the program remains appropriate and competitive and recommends any changes to our full Board for consideration and approval.

Director Compensation Plan

Our non-employee director compensation plan provides for both cash and equity compensation for our non-employee directors. Directors who are also our employees receive no additional compensation for their service as directors. The Compensation Committee engaged Radford Surveys + Consulting, a unit of Aon Consulting (“Radford”), an independent compensation consultant, to provide a comprehensive review of compensation for non-employee directors and to make recommendations with regard to director compensation matters.

Cash Compensation.

Our non-employee directors receive the annual retainers from us set forth in the table below. Directors do not receive separate fees for attending meetings of the Board, committees or stockholders.

Amount

Board Retainer	$40,000
Presiding Independent Director Retainer	$20,000
Audit Committee Retainers
Chair	$22,500
Non-Chair	$10,000
Compensation Committee Retainers
Chair	$20,000
Non-Chair	$7,500
Nominating and Corporate Governance Committee Retainers
Chair	$2,500
Non-Chair	$5,000

In June 2010, the non-employee director compensation plan was amended to provide compensation for the new position of presiding independent director. In January 2011, the Compensation Committee retained Radford to conduct a review of non-employee director compensation. Based upon information from a peer group and the increase in the time commitment and work load of the committee chairs due to new laws, compliance requirements and oversight responsibilities, the Board approved effective March 1, 2011, an increase to the Board retainer by $5,000, increases of the retainers for the Audit Committee and the Nominating and Corporate Governance Committee chairs by $2,500, and an increase for the Compensation Committee chair by $5,000. These changes are reflected in the table above.

Equity Compensation.

Under our non-employee director compensation plan, non-employee directors continuing in office after each annual meeting of stockholders receive a grant of stock options to purchase 6,667 shares of common stock and restricted stock units for 1,000 shares of common stock vesting in a single installment on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders. The presiding independent director receives options to purchase an additional 3,333 shares of common stock and an additional 500 restricted stock units. Upon initial election to the Board, each new non-employee director receives a grant of stock options to purchase 25,000 shares of our common stock vesting 25% on the first anniversary of the date of grant and 6.25% on each of the next twelve quarters. The exercise price of each of these stock options is the closing market price of our common stock on the date of grant. The non-employee director compensation plan provides that, with respect to options and restricted stock units granted after the adoption of the plan, any director who retires after at least eight years of service on the Board will be entitled to full vesting of all options and restricted stock units then held by such director.

Director Compensation Table

The following table summarizes the compensation of each of our non-employee directors for the fiscal year ended December 31, 2010:

	Fees Earned
	or Paid in	Stock Awards	Option Awards
Name	Cash ($)	($)	($)(1)	Total ($)

Robert A. Blair	50,000	15,360	29,214	94,574
Michael C. Child	55,000	15,360	29,214	99,574
John H. Dalton	40,000	15,360	29,214	84,574
Henry E. Gauthier	60,487	26,035	54,227	140,749
William S. Hurley	61,618	15,360	29,214	106,192
William F. Krupke	47,500	15,360	29,214	92,074

(1)	Valuation based on the fair value of the restricted stock unit and stock option awards as of the grant date determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), with respect to 2010. The assumptions that we used with respect to the valuation of restricted stock unit and stock option awards are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on March 15, 2011. On June 8, 2010, each director was granted restricted stock units for 1,000 shares of common stock and options to purchase 6,667 shares of common stock at an exercise price of $15.36 per share. In addition, Mr. Gauthier, the presiding independent director, was granted on August 5, 2010, restricted stock units for 500 shares of common stock and options to purchase 3,333 shares of common stock at an exercise price of $21.35 per share. Both restricted stock units and options vest in a single installment on the earlier of the one-year anniversary of the date of grant or of the next annual meeting of stockholders.

Outstanding Equity Awards Table

The following table provides information regarding unexercised stock options and unvested restricted stock units held by each of our non-employee directors on December 31, 2010:

	Unvested Restricted	Total Option	Exercisable Option
	Stock Units	Awards Held	Awards
Name	(#)	(#)	(#)

Robert A. Blair	1,000	20,001	8,334
Michael C. Child	1,000	23,334	11,667
John H. Dalton	1,000	53,335	41,668
Henry E. Gauthier	1,500	40,001	25,001
William S. Hurley	1,000	46,668	35,001
William F. Krupke	1,000	28,335	16,668

We also reimburse directors for all reasonable out-of-pocket expenses incurred for attending Board and committee meetings and director education programs. Non-employee directors do not receive any additional payments or perquisites.

Our certificate of incorporation limits the dollar amount of personal liability of our directors for breaches by them of their fiduciary duties. Our certificate of incorporation requires us to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law. We have also entered into indemnification agreements with all of our directors and we have purchased directors’ and officers’ liability insurance.

INFORMATION REGARDING STOCK OWNERSHIP

The following table provides information about the beneficial ownership of our common stock as of April 1, 2011 by:

•	each person or entity known by us to own beneficially more than five percent of our common stock;

•	each of the Named Executive Officers;

•	each person who is a director or nominee; and

•	all of our executive officers and directors as a group.

In accordance with SEC rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares for which the person or entity has the right to acquire beneficial ownership within 60 days after April 1, 2011 through the exercise of any option, warrant or otherwise. Percentage of beneficial ownership is based on 47,228,165 shares of common stock outstanding as of April 1, 2011. The contact address of all persons and entities in the table below (other than Columbia Wagner Asset Management, LLC) is in care of IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540.

		Shares
		Underlying,
		Options
	Shares	Exercisable
	Owned	Within 60 Days	Total	Percent
Name	(#)	(#)	(#)	(%)

Robert A. Blair	32,538	8,334	40,872	*
George BuAbbud, Ph.D.	49,998	96,751	146,749	*
Michael C. Child	5,912	11,667	17,579	*
Columbia Wagner Asset Management, LLC(1)	4,740,500	—	4,740,500	10.0
John H. Dalton	38,624	41,668	80,292	*
Valentin P. Gapontsev, Ph.D.(2)	9,406,933		9,406,933	19.9
Henry E. Gauthier	21,000	15,001	36,001	*
William S. Hurley	4,000	25,001	29,001	*
IP Fibre Devices (UK) Ltd.	7,504,002		7,504,002	15.9
Michael R. Kampfe	—	—	—	*
William F. Krupke, Ph.D.	1,000	16,668	17,668	*
Angelo P. Lopresti(3)	16,541,691	57,917	16,559,608	35.1
Timothy P.V. Mammen	45,999	30,729	76,728	*
Alexander Ovtchinnikov, Ph.D.	102,956	20,688	123,644	*
Nikolai Platonov, Ph.D.(4)	16,504,002	1,500	16,505,502	34.9
Igor Samartsev(5)	928,789	15,287	944,076	2.0
Eugene Scherbakov, Ph.D.(6)	1,000,000	15,483	1,015,483	2.2
William Shiner	12,496	2,157	14,653	*
The Valentin Gapontsev Trust I(7)	15,504,002		15,504,002	32.8
All executive officers and directors as a group (15 persons)	19,687,934	357,351	20,045,285	42.1

*	Less than 1.0%.

(1)	The address of Columbia Wagner Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(2)	Includes shares beneficially owned by IP Fibre Devices (UK) Ltd. (“IPFD”), of which Dr. Gapontsev is the managing director. Dr. Gapontsev has sole voting and investment power with respect to the shares held of record by IPFD. Dr. Gapontsev has a 5% economic interest in IPFD.

(3)	Includes 15,504,002 shares owned by The Valentin Gapontsev Trust I (the “Gapontsev Trust I”), and 1,000,000 shares owned by The Valentin Gapontsev Trust II (the “Gapontsev Trust II”), of each of which Mr. Lopresti is a trustee. Mr. Lopresti disclaims beneficial ownership of the shares held by the Gapontsev Trust I and the Gapontsev Trust II.

(4)	Includes 15,504,002 shares owned by the Gapontsev Trust I, and 1,000,000 shares owned by the Gapontsev Trust II, of each of which Dr. Platonov is a trustee. Dr. Platonov disclaims beneficial ownership of the shares held by the Gapontsev Trust I and the Gapontsev Trust II.

(5)	Does not include shares held by IPFD. Mr. Samartsev has an 8% economic interest in IPFD but does not possess voting or investment power with respect to such interest. Also includes 550,000 shares held by a trust of which Mr. Samartsev’s wife is the sole trustee. Mr. Samartsev disclaims beneficial ownership of the shares held in such trust.

(6)	Includes 1,000,000 shares owned by the Gapontsev Trust II, of which Dr. Scherbakov is a trustee. Dr. Scherbakov disclaims beneficial ownership of the shares held by the Gapontsev Trust II. Does not include shares held by IPFD. Dr. Scherbakov has an 8% economic interest in IPFD but does not possess voting or investment power with respect to such interest.

(7)	Includes 7,504,002 shares beneficially owned by IPFD, of which the Gapontsev Trust I has a 48% economic interest. The trustees of the Gapontsev Trust I are Dr. Platonov and Mr. Lopresti.

PROPOSAL 1: ELECTION OF DIRECTORS

The stockholders are being asked to elect Dr. Gapontsev, Dr. Scherbakov, Mr. Samartsev, Mr. Blair, Mr. Child, Mr. Gauthier, Mr. Hurley, Mr. Kampfe and Dr. Krupke to terms ending with the annual meeting to be held in 2012, until a successor is elected and qualified or until his or her earlier death, resignation or removal. The Board nominated each of these individuals for election at the 2011 annual meeting of stockholders upon the recommendation of the Nominating and Corporate Governance Committee. Each nominee is currently a director of our company, except for Mr. Kampfe. For more information regarding the nominees for director, see “Information Regarding the Board of Directors.”

The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee nominated by the Board.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board, and the audit process and the independent auditors’ qualifications, independence and performance.

Management has primary responsibility for the financial statements and is responsible for establishing and maintaining the Company’s system of internal controls and for preparation of the Company’s financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an integrated audit of the Company’s consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing an opinion on the financial statements and the effectiveness of internal controls over financial reporting. The Audit Committee has met and held discussions with management and the Company’s independent auditors, and has also met separately with the Company’s independent auditors, without management present, to review the adequacy of the Company’s internal controls, financial reporting practices and audit process.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2010 with management and the independent auditors. As part of this review, the Audit Committee discussed with Deloitte & Touche LLP the required communications described in Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, and those matters required to be reviewed pursuant to Rule 2-07 of Regulation S-X as well as the results of their audit of the effectiveness of internal controls over financial reporting.

The Audit Committee has received from Deloitte & Touche LLP a written statement describing all relationships between that firm and the Company that might bear on the auditors’ independence, consistent with PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee has discussed the written statement with the independent auditors and has considered whether the independent auditors’ provision of any other non-audit services to the Company is compatible with maintaining the auditors’ independence.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

AUDIT COMMITTEE

William S. Hurley, Chair
Michael C. Child
Henry E. Gauthier

March 9, 2011

PROPOSAL 2: RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP currently serves as our independent registered public accounting firm and audited our consolidated financial statements for the year ended December 31, 2010. Our Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2011, and to conduct an integrated audit of our consolidated financial statements for the year ending December 31, 2011 and of our internal control over financial reporting as of December 31, 2011.

Our Audit Committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our Audit Committee has recommended that the Board submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

We expect that representatives of Deloitte & Touche LLP will attend the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees Paid to Deloitte & Touche.  The fees for services provided by Deloitte & Touche LLP, member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), to the Company in the last three fiscal years were as follows:

	Fees
Fee Category	2010	2009	2008

Audit fees	$903,050	$849,330	$923,363
Tax fees	—	—	—
Total Fees	$903,050	$849,330	$923,363

Audit fees.  These fees comprise fees for professional services rendered in connection with the audit of the Company’s consolidated financial statements that are customary under auditing standards generally accepted in the United States. Audit fees also include fees for consents and reviews related to SEC filings and quarterly services with respect to the preparation of our unaudited quarterly financial statements.

Tax fees.  Fees for tax services would consist of fees for tax compliance services and tax planning and advice services.

Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consisted of (i) federal, state and local income tax return assistance, (ii) sales and use, property and other tax return assistance and (iii) assistance with tax audits and appeals.

Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of tax advice related to (i) certain internal legal restructuring actions and other intra-group restructuring actions, (ii) transfer pricing and (iii) other miscellaneous consultations.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services.  The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services as well as specifically designated non-audit services that, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval is generally provided for each fiscal year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

INFORMATION REGARDING EXECUTIVES

The following table sets forth certain information regarding our executive officers as of March 31, 2011.

Name	Age	Position

Valentin P. Gapontsev, Ph.D.	72	Chief Executive Officer and Chairman of the Board
Eugene Scherbakov, Ph.D.	63	Managing Director of IPG Laser
Timothy P.V. Mammen	41	Chief Financial Officer and Vice President
Angelo P. Lopresti	47	General Counsel, Secretary and Vice President
Alexander Ovtchinnikov, Ph.D.	50	Vice President-Components
George H. BuAbbud, Ph.D.	56	Vice President-Telecommunications Products
Igor Samartsev	48	Acting General Manager of NTO IRE-Polus
William S. Shiner	69	Vice President-Industrial Markets

The biographies of Dr. Gapontsev, Dr. Scherbakov and Mr. Samartsev are presented on Page 9. The biographies of our other executive officers are presented below.

Timothy P.V. Mammen has served as our Chief Financial Officer since July 2000 and a Vice President since November 2000. Between May 1999 and July 2000, Mr. Mammen served as the Group Finance Director and General Manager of the United Kingdom operations for IPFD. Mr. Mammen was Finance Director and General Manager of United Partners Plc, a commodities trading firm, from 1995 to 1999 and prior to that he worked in the finance department of E.I. du Pont de Nemours and Company. Mr. Mammen holds an Upper Second B.Sc. Honours degree in International Trade and Development from the London School of Economics and Political Science and is a Chartered Accountant and a member of the Institute of Chartered Accountants of Scotland.

Angelo P. Lopresti has served as our General Counsel and Secretary and one of our Vice Presidents since February 2001. Prior to joining us, Mr. Lopresti was a partner at the law firm of Winston & Strawn from 1999 to 2001. Prior to that, he was a partner at the law firm of Hertzog, Calamari & Gleason from 1998 to 1999 and an associate there from 1991 to 1998. Mr. Lopresti holds a B.A. in Economics from Trinity College and a J.D. from the New York University School of Law.

Alexander Ovtchinnikov, Ph.D., has served as our Vice President, Components, since September 2005 and as Director of Material Sciences from October 2001 to September 2005. Prior to joining us, Dr. Ovtchinnikov was Material Science Manager of Lasertel, Inc., a maker of high-power semiconductor lasers, from 1999 to 2001. For 15 years prior to joining Lasertel, Inc., he worked on the development and commercialization of high power diode pump technology at the Ioffe Institute, Tampere University of Technology, Coherent, Inc. and Spectra-Physics Corporation. He holds an M.S. in Electrical Engineering from the Electrotechnical University of St. Petersburg, Russia, and a Ph.D. from Ioffe Institute of the Russian Academy of Sciences.

George H. BuAbbud, Ph.D., has served as our Vice President, Telecommunications Products, since July 2002. Prior to joining us, Dr. BuAbbud was Vice President and Chief Technical Officer for the Access Network Systems division of Marconi Communications, Inc., a maker of telecommunications systems, from

1999 to 2002. He holds a B.E. in Electrical Engineering from the American University of Beirut and an M.Sc. and a Ph.D. in Electrical Engineering from the University of Nebraska.

William S. Shiner has served as our Vice President-Industrial Markets since March 2007 and as Director of Industrial Markets since August 2002. Prior to joining us, Mr. Shiner was Vice President of Sales and Marketing for Coherent Industrial from 1980 to 1995 and Chief Operating Officer for Convergent Prima from 1995 to 2002. Mr. Shiner holds a B.S.E.E. and an M.B.A. from Northeastern University.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2011 annual meeting of stockholders.

COMPENSATION COMMITTEE

Robert A. Blair, Chair
William S. Hurley
William F. Krupke, Ph.D.

March 23, 2011

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our “Named Executive Officers” whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement:

•	Valentin P. Gapontsev, Ph.D., our Chairman and Chief Executive Officer;

•	Timothy P.V. Mammen, our Vice President and Chief Financial Officer;

•	Eugene Scherbakov, Ph.D., the Managing Director of IPG Laser GmbH, our subsidiary;

•	Angelo P. Lopresti, our Vice President, General Counsel and Secretary; and

•	Alexander Ovtchinnikov, Ph.D., our Vice President of Components.

We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee of our Board arrives at specific compensation policies and decisions involving the Named Executive Officers.

Executive Summary

We seek to pay for performance and we believe our record for the past five years shows that we have accomplished this goal.

2010 Financial Highlights.  Total 2010 revenues grew 61% from 2009 to $299.3 million and we ended the year with record backlog. Annual gross margins improved to 48.9% from 34.6%. Net income increased to $54.0 million in 2010 from $5.4 million in 2009, and earnings per share rose to $1.13 from $0.12. We also generated $63 million of cash from operations in 2010 and ended the year with a strong balance sheet.

The following graphs show our annual revenue and net income during the last five fiscal years:

The description above is only a summary. For more complete information about our financial performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 15, 2011.

2010 Executive Compensation Highlights.  In 2010, 63% of our Named Executive Officers’ compensation on average was delivered in the form of variable annual cash incentives and long-term equity incentives. For our Chief Executive Officer, 55% of his compensation for 2010 was delivered in variable annual cash incentives and he received no equity awards in 2010. Base salaries for the Named Executive Officers in 2010 were maintained at the same level as 2009 (except for one officer). In 2009, the Company’s Named Executive

Officers took voluntary salary reductions and no variable annual cash incentives were awarded to our Named Executive Officers because the Company did not meet the targets in the 2009 short-term cash incentive plan.

2010 Corporate Governance Highlights.  We endeavor to maintain good governance standards including with respect to the oversight of our executive compensation policies and practices. Under the direction of the Compensation Committee, the following policies and practices were in effect during 2010:

•	IPG has only one-year employment agreements for executives, except for the Chief Executive Officer, who has a two-year employment agreement;

•	no supplemental executive retirement plans (SERPs) or other nonqualified plans for executives;

•	no single-trigger change in control payments;

•	no tax gross-up payments for change in control payments under Code Section 280G;

•	no tax gross-up payments for executive perquisites (which are minimal, in any event);

•	no severance payments for Cause terminations or resignations other than for Good Reason;

•	no perquisites for former or retired executives;

•	no extraordinary relocation or home buyout benefits;

•	no personal use of corporate aircraft, personal security systems maintenance and/or installation or executive life insurance;

•	there are limits on award payouts under our annual short-term cash incentive plan;

•	stock ownership guidelines are in place for our executive officers and directors; and

•	only the Compensation Committee may approve equity grants.

Additionally, IPG made improvements to certain elements of our executive compensation programs to further align them with current good governance standards, including adopting a prohibition on executive officers and directors engaging in hedging transactions.

The Compensation Committee meets the independence standards of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Compensation Committee is advised by an independent compensation consultant, Radford, which is retained directly by and reports to the Compensation Committee, and which performs no other work for IPG without the express approval of the Committee. The compensation consultant had no prior relationship with our Chief Executive Officer or any other executive officer. The Compensation Committee meets without management present at least four times per year.

Compensation Program Objectives and Principles

We believe that our success depends on the continued contributions of our executive officers. Our executive compensation programs are designed with the philosophy of attracting, motivating and retaining experienced and qualified executive officers and recognizing individual merit and overall business results.

The objectives of our compensation programs are to:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to achieving strategic business objectives;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase long-term stockholder value;

•	incentivize future performance through both short-term and long-term financial incentives to build a sustainable company and foster the creation of stockholder value; and

•	foster a shared commitment among executives through establishment of uniform company goals.

In order to be effective, we believe our executive compensation program should meet the needs of the Company, our employees and our long-term stockholders. Our policies are also intended to support the attainment of our strategic objectives by tying the interests of our executive officers with those of our long-term stockholders through financial and operational performance goals and equity-based compensation.

Role of the Compensation Committee.  The Compensation Committee determines, approves and administers the compensation of our executive officers, including our Named Executive Officers. Our Compensation Committee is also responsible for making recommendations to the Board with respect to the adoption of stock and certain other benefit plans. The Compensation Committee may delegate authority whenever it deems appropriate, but it did not do so in 2010.

Our Compensation Committee’s policy is to set executive officer pay in accordance with the objectives of the Company’s compensation programs as described above. In our view, the Company’s executive compensation program provides an overall level of compensation opportunity that is competitive with other companies in the laser source and photonics industry, as well as with a broader group of technology companies of comparable size and complexity that have similar growth rates and international scope. Actual compensation levels may be greater or less than median compensation levels provided by similar companies based upon annual and long-term Company performance, as well as individual performance, contributions, skills, experience and responsibilities.

During 2010, the Compensation Committee was comprised of three independent directors at all times. Mr. Blair, Chair and Dr. Krupke served on the Committee for the entire year. Mr. Gauthier served on the Committee until June 2010 and Mr. Hurley served on the Committee from and after June 2010. Mr. Blair has chaired the Committee since 2006.

Role of Executive Officers in Compensation Decisions.  The Compensation Committee regularly meets with Dr. Gapontsev, our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for our Named Executive Officers. Additionally, Mr. Mammen, our Chief Financial Officer, and Mr. Lopresti, our General Counsel, are regularly invited to meetings of the Compensation Committee or otherwise asked to assist the Committee. Such assistance includes providing financial and compensation information and analysis for the Compensation Committee and its compensation consultant, taking minutes of the meeting or providing legal advice, developing compensation proposals for consideration, and providing insights regarding our employees (executive and otherwise). The Named Executive Officers attend portions of Compensation Committee meetings when requested, but leave the meetings as appropriate when matters that will potentially affect them personally are discussed. Many meetings of the Compensation Committee are not attended by management. From time to time, outside legal counsel and the compensation consultant attend Compensation Committee meetings. The Compensation Committee makes decisions regarding Dr. Gapontsev’s compensation without him present.

Role of Compensation Consultant.  The Compensation Committee engaged Radford, an independent compensation consultant, to conduct a comprehensive review and analysis of our executive compensation program and to make recommendations in 2009 and 2010. The compensation consultant provides the Compensation Committee with an independent evaluation of executive compensation, and is available as needed by the Compensation Committee to provide advice and counsel. Radford serves at the discretion of the Compensation Committee. Neither Radford nor Aon, Radford’s parent company, does any other work for the Company. The Compensation Committee believes that there are no actual, or potential conflicts of interest. The Compensation Committee authorizes the compensation consultant to confer with management for perspective on the impact of compensation recommendations.

Pay Positioning Strategy

We strive to position the midpoint of the Company’s target compensation ranges near the 50th percentile of the target compensation of our peer group, resulting in targeted total compensation that is competitive within our labor market for performance that meets the objectives established by the Compensation Committee. An individual’s actual salary, non-equity incentive compensation opportunity and equity compensation may fall below or above the target position based on the individual’s experience, seniority, skills, knowledge, performance and contributions as well as the Company’s performance. These factors are weighed individually by the Compensation Committee in its judgment, and no single factor takes precedence over others nor is any formula used in making these decisions. The Chief Executive Officer’s review of the performance of his direct reports is carefully considered by the Compensation Committee in making individual compensation decisions.

In analyzing our executive compensation program relative to this target market positioning, the Compensation Committee utilizes a comparative analysis of the compensation of our executive officers measured against a group of industry peer companies selected with the assistance of Radford and management input. For 2010, the industry peers were:

• II-VI Incorporated	• Brooks Automation, Inc.	• Cognex Corporation
• Coherent, Inc.	• Cymer Inc.	• Electro Scientific Industries, Inc.
• Evergreen Solar Inc.	• EXFO Electro-Optical Engineering Inc.	• FEI Company
• FormFactor, Inc.	• Hittite Microwave Corporation	• Measurement Specialties, Inc.
• Newport Corporation	• Opnext, Inc.	• Rofin-Sinar Technologies Inc.
• Varian Semiconductor Equipment Associates Inc.	• Veeco Instruments Inc.

The Compensation Committee reviews this peer group annually to ensure that the comparisons are meaningful. Several factors were considered in selecting the peer group for 2010, the most important of which were:

•	industry (primarily laser, photonics, semiconductor, optical components and related device companies); and

•	revenue and employee levels (primarily companies with between $180 million and $600 million in annual revenues, and between 300 and 2,200 employees).

The Compensation Committee believes that companies that meet these criteria are our most likely competitors for executive talent in our labor markets. Radford also supplements its peer analysis with the data from participants in the Radford High Technology Survey having annual revenue between $100 million and $400 million.

Components of Compensation in 2010

The principal components of our executive officer compensation during 2010 were: base salary, short-term cash incentives, long-term equity-based incentive awards, severance benefits, retirement savings benefits provided under a 401(k) plan and executive perquisites and benefit programs generally available to other employees.

These components were selected because the Compensation Committee believes that a combination of salary, incentive pay, severance and retirement benefits and perquisites is necessary to help us attract and retain the executive talent on which our success depends. The annual cash incentives are designed to allow the Compensation Committee to reward performance over a fiscal year and to provide an incentive for executives to appropriately balance their focus on short-term and long-term strategic goals. The fixed components, including salary, severance and retirement benefits and perquisites, are structured to provide a sufficient level of compensation for our executives relative to their day-to-day spending needs and long-term needs for income. The Compensation Committee believes that, when taken together, these components are effective in achieving the objectives of our compensation program and philosophy and are reasonable relative to our strategy of managing total compensation near the 50th percentile of market practices.

The Compensation Committee annually reviews the entire compensation program with the assistance of its compensation consultant and outside legal counsel. However, the Compensation Committee may at any time review one or more components as necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance. In setting compensation levels for a particular Named Executive Officer, the Committee considers both individual (as described above) and corporate factors.

In 2010, 63% of our Named Executive Officers’ compensation on average was delivered in the form of variable annual cash incentives and long-term equity incentives. The average pay mix for our Named Executive Officers during 2010 can be illustrated as follows:

Average Named Executive Officer Pay Mix in 2010

Note:  The short term cash incentives represent actual awards for 2010 under our 2010 Short Term Incentive Plan. The long term incentives include stock options (based on the dollar amount recognized for financial statement reporting purposes for 2010 in accordance with ASC 718) and restricted stock units (using the grant date value). This chart does not include other benefits, such as perquisites

Base Salary.  We provide base salary to our Named Executive Officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. Unlike short-term cash incentives and long-term equity incentives, base salary is not subject to performance risk. The Compensation Committee reviews information provided by its compensation consultant and considers the experience, skills, knowledge and responsibilities of the executive and the individual’s performance assessment provided by the Chief Executive Officer to assist it in evaluating base salary for each Named Executive Officer. With respect to the Chief Executive Officer, the Compensation Committee additionally considers the performance of the Company as a whole.

Based upon the information provided by its compensation consultant, the Compensation Committee, did not approve any merit increases for 2010 to the base salaries of the Named Executive Officers from the levels set by the Compensation Committee in December 2008. However, Dr. Ovtchinnikov received a 9% merit increase in December 2009.

Short-Term Cash Incentives.  To focus each executive officer on the importance of the performance of the Company, a significant portion of the individual’s potential short-term compensation is in the form of annual cash incentive pay that is tied to achievement of goals established by the Compensation Committee.

Our Named Executive Officers participate in our Senior Executive Short-Term Incentive Plan (the “STIP”). The STIP is administered by the Compensation Committee, which has discretion to determine the type of award, whether cash or non-cash, granted under the STIP. The emphasis of the STIP is on company-wide performance goals in order to foster a shared commitment among executives. Generally, award levels for executives are the same percentage of salary, except for the Chief Executive Officer who generally receives awards at a greater percentage of salary than the other officers for achievement of the same performance goals. The Compensation Committee determines who is eligible to receive awards under the STIP, establishes performance goals and objectives for executives, establishes target awards for each participant for the relevant performance period, and determines what percentage of the target award should be allocated to the achievement of each of the chosen performance targets in consultation with the Chief Executive Officer with respect to other executive officers.

In 2010, the Compensation Committee identified two financial performance measures, net sales and earnings before interest and taxes (excluding equity-based compensation expenses and expenses for budgeted litigation matters in excess of budgeted amounts), each as determined under the STIP, and assigned a 50% weighting factor to each financial performance measure. The Compensation Committee chose to focus on revenue growth and pretax profits so that our executive officers would be incentivized to deliver the types of growth that benefit our stockholders, namely increasing sales and profitability.

Upon the achievement of the objectives for each performance measure determined by the Compensation Committee, the Chief Executive Officer could receive a cash incentive payment ranging from 14% to 84% of his base salary, and other participants in the STIP could receive a cash incentive payment ranging from 9% to 56% of their respective base salaries, based upon achievement of the minimum to maximum objectives for both measures. If the financial performance exceeds one or more of the maximum objectives, the incentive payments to the executive would increase as determined by linear interpolation subject to limits on payouts discussed below. The financial objectives were the same for all executive officers. The range of possible payout amounts for 2010 under the STIP for achievement of financial objectives for each Named Executive Officer is shown below and disclosed in the Grants of Plan-Based Awards table below. Consistent with our pay-for-performance philosophy, no cash incentive payments would be made if the minimum objectives established by the Compensation Committee in 2010 were not met.

While objectives were intended to be achievable by the Company, a maximum bonus would require very high levels of Company performance. The Compensation Committee believes that the goals are reasonably difficult to achieve, as demonstrated by the fact that the Company had never before 2010 achieved the maximum targets since the STIP was adopted. The Compensation Committee set minimum and maximum targets for net sales of $214 million and $243 million, respectively, representing annual growth levels of 15% to 28% from the prior year. The minimum and maximum targets for earnings before interest and taxes were set from $34 million to $47 million, representing changes from 160% to 260% from the prior year.

The Company’s record financial performance for 2010 substantially exceeded the maximum targets set by the Compensation Committee. The Company achieved net sales of $299 million and earnings before interest and taxes of $79 million. These results represented a 61% increase in net sales and a 920% increase in earnings before interest and taxes in 2009. The Compensation Committee awarded the Chief Executive Officer a cash incentive payment equal to 150% of his base salary, and the other Named Executive Officers cash incentive payments equal to 100% of their respective base salaries, which were the maximum possible payouts permitted under the 2010 STIP.

The Chief Executive Officer and the other Named Executive Officers were also eligible in 2010 under the STIP to receive awards of up to 19% and up to 13% of their respective base salaries, respectively, based upon their individual performance. The individual goals and objectives for the Chief Executive Officer included additional financial measures, operational and strategic targets. Because the award limits were reached solely based upon financial performance measures, no individual performance awards were approved in 2010. The awards under the STIP for 2010 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

The Compensation Committee targets total cash compensation (base salary plus short-term cash incentives) near the 50th percentile of the target compensation of our peer group. In 2010, total cash compensation targets for the Named Executive Officers was aligned on average with the lower end of the range of the 50th percentile of the target compensation of the peer group.

The Compensation Committee may make adjustments to our overall corporate performance goals and the ways that our actual performance results are calculated that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives. The Compensation Committee made no adjustments in 2010.

Long-Term Equity-Based Incentives.  The goal of our equity-based award program is to provide employees and executives with the perspective of an owner with a long-term financial stake in the success of IPG, further increasing alignment with stockholders. Long-term incentive awards also incent employees to stay with us for longer periods of time, which in turn provides us with greater stability and directly links compensation to the long-term performance of the Company. In addition, these awards are less costly to us in the short-term than cash compensation. We review long-term equity incentives for our Named Executive Officers and other executives annually.

For our Named Executive Officers, our equity-based award program is based on annual grants. We have traditionally used stock options as equity compensation because stock options provide a relatively straightforward incentive for our executives. In 2010, the Compensation Committee conducted an analysis of types of equity awards granted by the peer group. Over a majority of the companies in the peer group grant restricted shares or restricted stock units to their respective executives. Based upon this analysis, the Committee determined to substitute restricted stock units for a portion of the annual equity compensation grants to the Named Executive Officers, with the same vesting terms at stock options, in part so as to diversify the equity incentives we provide. Historically, our Chief Executive Officer has not received annual grants of stock options or restricted stock units because, as the Company’s founder and holder of a large number of our shares, he has the perspective of an owner with a significant financial stake in the Company’s success. In 2010, the Chief Executive Officer received no equity grant.

In 2010, the Compensation Committee targeted granting equity compensation at the 50th percentile of our peer group, balancing the perspective of delivering competitive compensation based upon Black-Scholes option pricing values and as a percentage of the Company. These equity awards vest from four to five years after the grant date and provide a strong incentive for executives to remain with the Company and to focus on increasing the financial performance over the long term.

Stock Option Grant Process.  In 2007, the Compensation Committee adopted an equity grant policy as follows:

•	only the Compensation Committee has the authority to approve equity grants;

•	grants made by the Compensation Committee occur only after discussion at a meeting of the Compensation Committee;

•	equity award grants ordinarily are made by the Compensation Committee only during an open trading window period under our insider trading policy;

•	the grant date ordinarily is within five business days following the first day of the open trading window period, or such other date as the Compensation Committee determines; and

•	the exercise price (if applicable) for all equity awards is the closing price on the date of grant and stock options are granted with an exercise price of no less than the closing market price on the date of grant.

The Compensation Committee considers the aggregate equity usage by the Company compared to peer companies. Measures which are consided include total options and restricted stock units granted as a percentage of total shares issued, and outstanding, total options and unvested restricted stock units outstanding as a percentage of total shares issued and outstanding, and total options and unvested restricted stock units outstanding plus shares available for future grant as a percentage of total shares issued and outstanding.

Severance Benefits.  The Compensation Committee believes that severance benefits are an important element of the executive compensation package, assist us in recruiting and retaining talented individuals, and our practices are consistent with peer practices. At the request of the Compensation Committee, Radford examined the termination benefits provided by the employment agreements then in effect with the Named Executive Officers, and compared them to the benefits provided by the peer group. The severance benefits reviewed included termination provisions, change in control provisions, cash severance payments, benefits continuation, acceleration of equity awards, non-competition and non-solicitation restrictions. Based upon this review, in 2008 the Compensation Committee approved new employment agreements for the Named Executive Officers summarized below in the section entitled “Employment Agreements.” The severance provisions of the employment agreements are summarized below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Retirement Savings Plan.  Executive officers in the United States are eligible to participate in our 401(k) retirement plan on the same terms as all other U.S. employees. Our 401(k) retirement plan is a tax-qualified plan and thereby subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts. These limitations apply to our more highly-compensated employees (including the Named Executive Officers). We made matching contributions at a rate of 50% of eligible contributions under the 401(k) retirement plan to our employees, including Named Executive Officers, that participate in the plan as set forth in the Summary Compensation Table. Our executives outside of the United States participate in government-sponsored retirement programs. We do not maintain a supplementary executive retirement plan (SERPs) or a non-qualified deferred compensation plan for our executives or directors.

Other Compensation.  All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life and disability insurance, vacation and employee stock purchase plans. These plans generally are available to all salaried employees and do not discriminate in favor of executive officers. Benefits are intended to be competitive with the overall market in order to facilitate attraction and retention of high-quality employees. Subject to local customs and the international nature of our business and management, it is generally our policy not to extend significant perquisites to our executives that are not generally available to our employees. In 2010, the Compensation Committee reviewed the executive perquisites in comparison to the peer group and made no changes. The Company provides Dr. Scherbakov with an automobile, as it does to other high-ranking employees in Germany.

Other Factors Affecting Compensation

Tax Deductibility Under Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility for federal income tax purposes of certain compensation paid in any year by a publicly held corporation to its chief executive officer and its three other most highly compensated officers other than its chief financial officer to $1 million per executive (the “$1 million cap”). The $1 million cap does not apply to “performance-based” compensation as defined under Section 162(m). Historically, none of our executive officers has received annual compensation in an amount that would be subject to limitation under Section 162(m). [It is intended that stock option awards made under the Company’s 2006 Incentive Compensation Plan following the 2011 annual meeting of stockholders will qualify as “performance-based” compensation for purposes of Section 162(m). We believe we can continue to preserve related federal income tax deductions, although individual exceptions may arise. The Compensation Committee’s policy with respect to Section 162(m) is to make a reasonable effort to cause compensation to be deductible by the Company while simultaneously providing our executive officers with appropriate rewards for their performance.

Accounting Considerations.  We consider the accounting implications of all aspects of its executive compensation program. In addition, accounting treatment is just one of many factors impacting plan design and pay determinations. Our executive compensation program is designed to achieve the most favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executives:

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(2)	($)(4)	($)

Valentin P. Gapontsev, Ph.D.,	2010	393,735	—	—	—	512,682	15,879	922,295
Chief Executive Officer	2009	389,025	—	—	—	—	62,579	451,604
and Chairman of the Board(5)	2008	375,000	—	—	—	177,677	66,407	619,084
Timothy P.V. Mammen,	2010	295,000	—	69,213	180,144	295,000	7,890	849,247
Chief Financial Officer	2009	289,648	—	—	147,831	—	6,140	443,619
and Vice President	2008	279,814	35,438	—	286,064	52,933	6,049	660,671
Eugene Scherbakov, Ph.D.,	2010	340,685	—	69,213	180,144	340,451	33,220	963,714
Managing Director of IPG	2009	351,437	—	—	130,093	—	25,426	506,956
Laser and Director(5)	2008	357,967	45,171	—	252,064	67,470	27,238	749,910
Angelo P. Lopresti,	2010	295,000	—	69,213	180,144	295,000	8,160	847,516
General Counsel, Secretary	2009	289,648	—	—	118,265	—	6,140	414,323
and Vice President	2008	279,814	35,438	—	229,149	52,923	6,365	603,689
Alexander Ovtchinnikov, Ph D.,	2010	275,000	—	69,213	180,144	275,000	7,897	807,254
Vice President — Components	2009	269,512	—	—	130,093	—	6,410	406,015
	2008	248,723	31,563	—	252,064	46,989	6,364	585,703

(1)	The approved annual base salaries in 2009 were the same as 2010 (except for Dr. Ovtchinnikov). However the base salaries paid in 2009 were lower than in 2010 because all Named Executives Officers took voluntary salary reductions in 2009.

(2)	Represents amounts earned under our STIP for services rendered in 2010, 2009 and 2008, respectively.

(3)	Valuation based on the fair value of such award as of the grant date determined pursuant to ASC Topic 718. The assumptions that we used with respect to the valuation of restricted stock unit and stock option awards are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on March 15, 2011.

(4)	The amount in 2011 for Dr. Gapontsev consists of (i) $11,125 in premiums paid for group term life insurance and (ii) $4,754 in health care premiums paid in Germany. Amounts for Messrs. Mammen and Lopresti and Dr. Ovtchinnikov include matching contributions to retirement accounts under our 401(k) plan and our payment of group term life insurance premiums. The amount for Dr. Scherbakov reflects the expense of an automobile provided by us.

(5)	Portions of the amounts paid to Dr. Gapontsev and Dr. Scherbakov were denominated in Euros and Rubles. These were translated into U.S. Dollars at the average daily exchange rates for 2010, 2009 and 2008, respectively.

Employment Agreements

We have employment agreements with each of executives named in the table above. The employment agreements expire on December 31, 2011, except for the employment agreement for Dr. Gapontsev, which expires on December 31, 2012. In the event of a change in control, the agreements would be extended to expire on the second anniversary of such change in control.

The employment agreements set the annual base salaries in 2010 for the Named Executive Officers at $395,000 for Dr. Gapontsev, €257,000 for Dr. Scherbakov, $295,000 for each of Messrs. Mammen and Lopresti and $275,000 for Dr. Ovtchinnikov. The salaries for 2011 are $414,000 for Dr. Gapontsev, €270,000 for Dr. Scherbakov, $324,500 for Mr. Mammen, $309,750 for Mr. Lopresti and $288,760 for Dr. Ovtchinnikov. The agreements entitle these executive officers to participate in bonus plans, standard insurance plans such as life, short-term disability and long-term disability insurance and retirement benefits, such as the 401(k) plan and equity award plans described above, on similar terms and on a similar basis as such benefits are available to executives at similar levels within the Company. Each of these executive officers also entered into a non-competition agreement with the Company in 2008 that prohibits each of them from competing with the Company for a period of one year after the termination of his employment with the Company for any reason and from hiring or attempting to hire the Company’s employees or soliciting customers or suppliers of the Company for a period ending eighteen months following the termination of his employment for any reason. Each of the officers is entitled to receive his base salary for the period during which the Company enforces the non-competition provisions of the agreement but not for more than one year following the termination of his employment. The severance provisions of the agreements are summarized below in the section titled “Potential Payments Upon Termination or Change in Control.”

Grants of Plan-Based Awards Table

The following table sets forth information regarding plan-based awards to our Named Executive Officers in 2010:

						All Other
						Option
					All Other	Awards:		Grant Date
					Stock Awards:	Number of	Exercise or	Fair Value of
		Estimated Possible Payouts Under			Number of	Securities	Base Price	Stock and
		Non-Equity Incentive Plan Awards			Shares of	Underlying	of Option	Option
	Grant	($)(1)			Stock or	Options	Awards	Awards
Name	Date	Threshold	Target	Maximum	Units(#)(2)	(#)(2)	($ / Sh)	($)(3)

Valentin P. Gapontsev, Ph.D.	2/23/2010	55,547	222,179	512,682	—	—	—	—
Timothy P.V. Mammen	2/23/2010	27,656	110,625	295,000	—	—		—
	2/26/2010	—	—	—	4,375	—	15.82	69,213
	2/26/2010	—	—	—	—	26,250	15.82	180,144
Eugene Scherbakov, Ph.D.	2/23/2010	42,281	169,125	340,451	—	—	—	—
	2/26/2010	—	—	—	4,375	—	15.82	69,213
	2/26/2010	—	—	—	—	26,250	15.82	180,144
Angelo P. Lopresti	2/23/2010	27,656	110,625	295,000	—	—	—	—
	2/26/2010	—	—	—	4,375	—	15.82	69,213
	2/26/2010	—	—	—		26,250	15.82	180,144
Alexander Ovtchinnikov, Ph.D.	2/23/2010	25,781	103,125	275,000	—	—	—	—
	2/26/2010	—	—	—	4,375	—	15.82	69,213
	2/26/2010	—	—	—	—	26,250	15.82	180,144

(1)	Amounts shown represent potential amounts that were available under the STIP for 2010 for achievement of financial performance measures. The possible payouts in the “Maximum” column represent the maximum permitted payout under the STIP in 2010. Performance measures used in determining STIP payments are discussed in “Compensation Discussion and Analysis” above. Actual amounts paid for 2010 performance are shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(2)	The amounts listed reflect restricted stock units and stock options granted under our 2006 Incentive Compensation Plan and are described in the Outstanding Equity Awards Table below.

(3)	The value of an option award is based on the fair value of such award as of the grant date determined pursuant to ASC Topic 718. The assumptions that we used with respect to the valuation of restricted stock unit and stock option awards are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on March 15, 2011. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a restricted stock unit or stock option on the grant date, the actual value of the restricted stock unit or option will depend on the market value of our common stock at such date in the future when the restricted stock unit vests or option is exercised.

Outstanding Equity Awards Table

The following table provides information regarding unexercised stock options and unvested restricted stock units held by each of our Named Executive Officers as of December 31, 2010:

							Number of
		Securities	Securities				Shares or	Market value
		Underlying	Underlying				Units of	of Shares or
		Unexercised	Unexercised		Option	Option	Stock That	Units of Stock
	Grant	Options (#)	Options (#)		Exercise	Expiration	Have Not	That Have Not
Name	Date	Exercisable	Unexercisable		Price ($)(1)	Date	Vested (#)	Vested ($)(2)

Valentin P. Gapontsev, Ph.D.	—	—	—		—	—	—	—
Timothy P.V. Mammen	9/22/2005	3,333	—		$1.88	9/22/2015	—	—
	4/18/2006	13,334	13,334	(3)	$5.37	4/18/2016	—	—
	5/9/2008	—	25,000	(4)	$19.69	5/8/2018	—	—
	2/26/2009	13,281	—		$8.26	2/25/2019	—	—
	2/26/2009	—	25,000	(5)	$8.26	2/25/2019	—	—
	2/26/2010	—	26,250	(6)	$15.82	2/25/2020	—	—
	2/26/2010	—	—		—	2/25/2020	4,375 (6)	138,338
Eugene Scherbakov, Ph.D.	4/18/2006	—	13,334	(3)	$5.37	4/18/2016	—	—
	5/9/2008	—	22,000	(4)	$19.69	5/8/2018	—	—
	2/26/2009	1,461	—		$8.26	2/25/2019		—
	2/26/2009	—	22,000	(5)	$8.26	2/25/2019	—	—
	2/26/2010	—	26,250	(6)	$15.82	2/25/2020	—	—
	2/26/2010	—	—		—	2/25/2020	4,375 (6)	138,338
Angelo P. Lopresti	4/18/2006	53,333	13,334	(3)	$5.37	4/18/2016	—	—
	5/9/2008	—	20,000	(4)	$19.69	5/8/2018	—	—
	2/26/2009	10,625	—		$8.26	2/25/2019	—	—
	2/26/2009	—	20,000	(5)	$8.26	2/25/2019	—	—
	2/26/2010	—	26,250	(6)	$15.82	2/25/2020	—	—
	2/26/2010	—	—		—	2/25/2020	4,375 (6)	138,338
Alexander Ovtchinnikov, Ph.D.	4/18/2006	—	20,000	(3)	$5.37	4/18/2016	—	—
	5/9/2008	—	22,000	(4)	$19.69	5/8/2018	—	—
	2/26/2009	—	22,000	(5)	$8.26	2/25/2019	—	—
	2/26/2010	—	26,250	(6)	$15.82	2/25/2020	—	—
	2/26/2010	—	—		—	2/25/2020	4,375 (6)	138,338

(1)	Represents the fair market value of a share of our common stock on the grant date.

(2)	Based upon the closing market stock price of our common stock on December 31, 2010.

(3)	Assuming the continued service of the Named Executive Officer, the options vest on April 18, 2011.

(4)	Assuming the continued service of the Named Executive Officer, 1/12th of the options vest in monthly installments commencing May 9, 2012.

(5)	Assuming the continued service of the Named Executive Officer, 1/32nd of the options vest in monthly installments commencing May 1, 2011.

(6)	Assuming the continued service of the Named Executive Officer, the options and restricted stock units vest in four equal quarterly installments commencing on March 31, 2014.

Equity Compensation Plans

In February 2006, our Board of Directors adopted our 2006 Incentive Compensation Plan, which was approved by our stockholders. On February 23, 2011, our Board of Directors adopted amendments to the 2006 Incentive Compensation Plan, for which we are seeking stockholder approval. The amendment of the 2006 Plan would increase the maximum number of shares that may be awarded under the 2006 Plan by 6,000,000, from the 4,000,000 previously authorized under the 2006 Plan, for a total of 10,000,000 shares authorized for awards. We reserved 5,833,333 shares under our 2000 Incentive Compensation Plan, but we may not grant options under this plan any further. In addition to the 10,000,000 shares authorized under the 2006 Plan, a total of 84,273 shares reserved under the 2000 Plan but not granted under such Plan may be granted under the 2006 Plan. Other than the number of shares reserved, the plans are very similar. Each plan terminates ten years after its adoption, unless terminated earlier by our Board.

The 2000 Plan and the 2006 Plan, as amended, are administered by the Compensation Committee. The Compensation Committee approves awards under the Plans, including the exercise price and other terms of each award, subject to the provisions of the Plans and has general authority to administer the Plans.

Each Plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, and nonstatutory stock options. The Plans also provide for awards of restricted stock, stock units, performance shares, performance units, stock appreciation rights and cash awards.

Our officers, directors, employees, consultants and advisors are eligible to receive awards under the Plans. No participant may receive awards for over 1,666,667 shares of common stock in any calendar year under the 2006 Plan, as amended.

In June 2006, our Board adopted our Non-Employee Directors Stock Plan (the Non-Employee Director Plan) which was approved by our stockholders. Only our non-employee directors are eligible to receive awards under the Non-Employee Director Plan. A total of 486,666 shares are reserved for issuance under the Non-Employee Director Plan. The Non-Employee Director Plan terminates ten years after its adoption, unless terminated earlier by our Board. The Non-Employee Director Plan authorizes the grant of options to purchase common stock that are not intended to qualify as incentive stock options, as defined in Section 422 of the Code. The Plan also provides for awards of stock appreciation rights, stock units, stock awards and cash awards.

Awards granted or paid under the 2006 Plan, as amended, will be subject to any compensation recovery policy established by the Company and amended from time to time. The 2006 Plan, as amended, expressly forbids the repricing or cancellation of underwater stock options.

The 2000 Plan provides that, upon a change in control of our company, the Compensation Committee may, in its sole discretion, accelerate the time for exercise or payout of all outstanding awards, cancel the award after notice to the holder of an outstanding award as long as the holder receives a payment equal to the difference between the fair market value of the award on the date of the change in control and the exercise price per share, if any, of such award, or provide that all outstanding awards will be either assumed by the entity that acquires control or substituted for similar awards by such entity. The 2006 Plan, as amended, provides for accelerated vesting of an award only after a change in control and employment termination (a so-called “double trigger”), rather than immediately upon a change in control (“single trigger”).

In addition, in the event that the 2000 Plan or 2006 Plan, as amended, is terminated due to a merger or acquisition of the Company, the Compensation Committee has the right, but not the obligation, to direct the repurchase of outstanding stock options at a price equal to the fair market value of the shares subject to the repurchased options less the exercise price per share.

The Non-Employee Director Plan provides that awards become fully vested and exercisable upon a change in control. The Plan defines a “change in control” as the occurrence of any of the following:

•	any person becomes a beneficial owner of our securities representing at least 50% of the combined voting power of our then-outstanding securities;

•	persons who, at the beginning of any period of two consecutive years, were members of the Board of Directors cease to constitute a majority of the Board of Directors unless the election or nomination for election by the stockholders of each new director during that two-year period is approved by at least two-thirds of the incumbent directors then still in office;

•	the occurrence of a merger, sale of all or substantially all of our assets, cash tender or exchange offer, contested election or other business combination under circumstances in which our stockholders immediately prior to such merger or other such transaction do not, after such transaction, own shares representing at least a majority of our voting power or the surviving or resulting corporation, as the case may be; or

•	our stockholders approve a complete liquidation.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan, which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Each of our U.S. employees and a limited group of our German employees who customarily works more than 20 hours per week and more than five months in any calendar year is eligible to participate in this plan after completing six months of service. To participate in the plan, an employee may designate prior to the commencement of a six-month offering period the amount of payroll deductions to be made from his or her paycheck for the purchase of shares of our common stock under the plan, which amount may not exceed 10% of his compensation. On each purchase date, shares of our stock are purchased automatically for each participant with the amounts withheld from his or her payroll deductions at a price equal to 85% of the lesser of the fair market value of the shares on the purchase date or the fair market value of the shares on the first day of the offering period. An employee may not participate in an offering period if, immediately after the purchase of shares, the employee would own shares or hold options to purchase shares of our stock possessing 5% or more of the total combined voting power or value of all classes of our stock. The employee stock purchase plan includes a “Non-Code Section 423 Component” for the employees of subsidiaries outside the United States.

Option Exercises and Stock Vested Table

The following table provides information regarding stock option exercises by our Named Executive Officers in 2010:

	Option Awards
	Number of Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercise($)(1)

Valentin P. Gapontsev, Ph.D.	—	—
Timothy P.V. Mammen	80,000	1,228,577
Eugene Scherbakov, Ph.D.	63,560	935,122
Angelo P. Lopresti	—	—
Alexander Ovtchinnikov, Ph.D.	61,688	915,801

(1)	The value realized is based on the difference between the reported closing sale price on the date of exercise, and the exercise price.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or nonqualified defined benefit pension plans sponsored by us. The Compensation Committee may elect to adopt qualified or nonqualified defined benefit pension plans in the future if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change in Control

If the Company terminates the employment of any of the Named Executive Officers without cause (as defined in the respective employment agreements) or any of the Named Executive Officers terminates his employment for good reason (as defined in the respective employment agreements), then the officer would receive:

(a) continuation of salary for one year, except in the case of Dr. Gapontsev, who would receive continuation of salary for two years;

(b) a portion of the annual bonus that the executive would have received had he remained employed through the end of the applicable bonus period (such portion based upon the percentage of the year that he was employed by the Company);

(c) continuation of medical and dental benefits for twelve months;

(d) accelerated vesting of equity compensation awards granted after the date of the agreement that otherwise would have vested within twelve months of termination of employment; and

(e) full accelerated vesting of equity compensation awards granted after the date of the agreement if such termination occurs within twenty-four months following a change in control (as defined in the 2006 Plan).

If the employment period of any of the Named Executive Officers terminates and the Company does not offer such officer continued employment in the same or a substantially similar position and at a compensation level that is the same or substantially similar to the compensation level in effect at the end of the employment period, then such officer would receive the compensation and benefits described in (a), (b) and (e) above.

An officer would also receive the payments described in (b) above if his employment is terminated by death or disability.

Under the employment agreements, the Company is not obligated to make any cash payments if employment is terminated by the Company for cause or by the executive not for good reason. Payments to the officers are conditioned upon the execution of a form release of claims by the Named Executive Officer in favor of the Company.

A change in control of the Company does not affect the amount of any cash severance payments payable under the employment agreements. Upon a change in control, the officers’ employment periods under the agreements would automatically be extended to the second anniversary of the change in control.

The amendments to the 2006 Plan, discussed in Proposal 3 below, revise the change in control provision in the 2006 Plan to provide for accelerated vesting of an award if a change in control occurs followed within two years by a termination of employment without cause or for good reason. See “Proposal 3: Approval of Amendments to IPG Photonics Corporation 2006 Incentive Compensation Plan” below.

The following table provides information regarding compensation and benefits to our Named Executive Officers as of December 31, 2010 upon a termination of employment or change in control:

		Termination
		Without Cause or	Change in
		For Good Reason	Control
Name	Benefit	($)	($)(1)

Valentin P. Gapontsev, Ph.D.	Salary and Benefits Continuation	807,033	—
	Option acceleration	—	—
Timothy P.V. Mammen	Salary and Benefits Continuation	307,929
	Option acceleration	—	1,785,355
Eugene Scherbakov, Ph.D.	Salary and Benefits Continuation	345,334
	Option acceleration	—	1,679,485
Angelo P. Lopresti	Salary and Benefits Continuation	307,929
	Option acceleration	—	1,608,905
Alexander Ovtchinnikov, Ph.D.	Salary and Benefits Continuation	287,963
	Option acceleration	—	1,854,468

(1)	Change in control value is calculated using the full value of restricted stock units based upon the closing sale price of our common stock on December 31, 2010, and, the aggregate difference between the exercise prices of stock options and the closing sale price of our common stock on December 31, 2010 if the Compensation Committee determines to accelerate the vesting of all restricted stock units and stock options outstanding at December 31, 2010 upon a change in control. If stockholders approve Proposal 3 at the annual meeting, then the compensation under this column would occur only if a change of control occurs followed within two years by a termination of employment without cause or for good reason.

Compensation Risk Assessment Review

In 2011, management conducted a risk assessment of the Company’s compensation policies and practices for all employees, including non-executive officers, and reported its findings to the Compensation Committee. Management concluded that the Company’s compensation policies and practices are balanced and do not motivate imprudent risk taking. The Company’s compensation programs reward consistent, long-term performance by heavily weighting compensation to long-term incentives that reward sustainable financial and operating performance and imposing lengthy vesting schedules. The Company’s annual incentive compensation is based on performance measures that promote progress towards longer-term goals and is capped at sustainable levels. The Company has appropriate procedures in place to mitigate material risks, if any, from its compensation practices and policies.

PROPOSAL 3 APPROVAL OF AMENDMENTS TO IPG PHOTONICS CORPORATION
2006 INCENTIVE COMPENSATION PLAN

The Board is submitting to the stockholders for approval at the annual meeting an amendment to the IPG Photonics Corporation 2006 Incentive Compensation Plan (the “Amended Plan”).

On February 23, 2011, the Board adopted the Amended Plan, subject to approval by the stockholders. The Amended Plan enables the Company to make stock-based and non-stock awards to its eligible employees, non-employee directors and independent contractors. The Amended Plan provides for the grant of: (i) incentive stock options; (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) restricted stock; (v) stock units; (vi) performance shares; (vii) performance units; (viii) cash awards; or (ix) any combination of the foregoing. The purpose of the Amended Plan is to motivate employees, non-employee directors and independent contractors by providing an opportunity to acquire cash or equity incentive awards, and to provide a means through which the Company, its affiliates and group companies may attract the highest-quality individuals to enter employment or engagement with the Company or its affiliates and to align the interests of such individuals with the Company’s stockholders.

The Company previously adopted, and stockholders approved, the 2006 Incentive Compensation Plan (the “Current Plan”), which provided for the grant of awards similar to those available under the Amended Plan. Although shares are still available for awards to be granted under the Current Plan, it is necessary to submit the Amended Plan to stockholders for approval at this time in order to satisfy the stockholder approval requirements of Section 162(m) of the Internal Revenue Code (the “Code”). The Amended Plan is modeled after and is substantially similar to the Current Plan. The changes to the Current Plan, which primarily are inserted to allow us to continue to grant equity awards to employees and other individuals essential for our success and comply with updated laws and to incorporate certain best practices in executive compensation, are summarized below:

•	increases the maximum number of shares that may be awarded under the Amended Plan by 6,000,000, from the 4,000,000 previously authorized under the Current Plan, for a total of 10,000,000 shares authorized for awards, and adjusted the cumulative award limitations for restricted stock awards;

•	adds a definition for the term “Award Date” to clarify that no award may have an award date that is before the date of Compensation Committee action;

•	makes awards granted under the Amended Plan subject to the Company’s Compensation Recovery Policy;

•	expressly forbids the repricing or cancellation of underwater stock options;

•	removes the sub-limit for restricted stock and provides that remaining shares available under the Amended Plan will be reduced by 1.60 for each Share awarded pursuant to restricted stock, stock units, performance shares, or other awards with value denominated in full shares;

•	amends the definition of “Cause” terminations to include conduct discovered within one year of a participant’s termination of service, which would have justified a Cause termination, in the Board’s good faith determination;

•	adds language to ensure that awards granted under the Amended Plan comply with Code Section 409A;

•	revises the change in control provisions of the Amended Plan to provide for accelerated vesting of an award only after a change in control and employment termination (a so-called “double trigger”), rather than immediately upon a change in control (“single trigger”);

•	clarifies that the Committee may not adjust any performance goals related to awards intended to comply with Code Section 162(m) for tax deductibility purposes in a way that causes such awards to no longer qualify for the performance-based compensation exception; and

•	provides a definition of termination for “Good Reason” in the event that an employment agreement or award agreement does not include a “Good Reason” definition;

Public companies are generally prohibited from taking a federal income tax deduction for compensation paid to their Named Executive Officers in excess of $1 million per year, unless the compensation meets an exception under Code Section 162(m), such as the exception for performance-based compensation. In order to qualify for that exception, compensation must, among other things, be paid under a plan that has been approved by the stockholders of the Company. No award granted under the Amended Plan may be exercised unless and until the stockholders have approved the Amended Plan. No awards may be granted under the Amended Plan subsequent to February 28, 2016.

Our Board expects that the Amended Plan will be an important factor in attracting, retaining and rewarding high caliber employees, non-employee directors and independent contractors essential to our success and in providing incentives to these individuals to promote the success of the Company. If stockholders do not approve the Amended Plan, we would soon be unable to continue making grants under the Current Plan. This would make it difficult for us to attract and retain talent.

The following discussion of the principal features of the Amended Plan is qualified in its entirety by reference to the full text of the Amended Plan as set forth in Appendix A attached hereto, which is submitted in redline form and marked to show the minor changes from the Current Plan, as previously approved by the stockholders. The Amended Plan will become effective at the annual meeting only if it is approved by the Company’s stockholders at the annual meeting.

Plan Summary

Shares Subject to the Amended Plan.  The Amended Plan increases the number of shares of the Company’s common stock reserved for awards under the Amended Plan by 6,000,000. The shares may, at the election of the Board, be authorized but unissued shares, shares of issued stock held in the Company’s treasury, or a combination of each. The maximum number of shares of stock that may be delivered under the Amended Plan is equal to the sum of: (i) 10,000,000 shares; (ii) any shares of stock subject to an award under the Amended Plan, the Current Plan or the 2000 Plan that expires without being exercised, or is forfeited, canceled, settled or otherwise terminated without a distribution of stock to the participant; and (iii) any shares that are delivered to or withheld by the Company in connection with the exercise of a stock option awarded under the Amended Plan, the Current Plan, the 2000 Plan or in payment of any required income tax withholding for the exercise of a stock option or the vesting of restricted stock awarded under the Amended Plan, the Current Plan or the 2000 Plan.

Just as under the Current Plan:

•	The number of shares subject to any award under the Amended Plan, or reserved for awards to be granted under the Amended Plan, will be adjusted as appropriate upon a change in the Company’s capitalization, a reorganization or similar transaction or a stock dividend. If the outstanding shares of stock are increased, decreased, changed into or exchanged for a different number or kind of securities of the Company through a transaction that causes the per-share value underlying an award to change, a proportionate adjustment will be made to the number or kind of shares of stock or securities allocated to awards that were granted prior to the transaction.

•	Changes to outstanding option awards may be made with an adjustment to the exercise price, so long as the adjustment does not result in an enlargement of the participant’s rights under the option. The Board will have the right but not the obligation to make similar adjustments to awards or the Fair Market Value (as defined below) applicable to outstanding awards to compensate for the diminution in the intrinsic value of shares of stock resulting from a reciprocal transaction such as a business combination, merger or acquisition.

•	The Board also retains the discretion to adjust the terms and conditions or other criteria included in awards granted under the Amended Plan to prevent the dilution or enlargement of benefits upon the occurrence of unusual or nonrecurring events affecting the Company or its financial statements or in recognition of changes in applicable laws, regulations or accounting principles.

•	No changes may be made that would disqualify compensation attributable to performance-based awards as “performance-based compensation” under Code Section 162(m). No adjustments shall be made to incentive stock options that would disqualify such awards from being an incentive stock option.

Limitations.  No more than 833,333 shares are cumulatively available for awards of incentive stock options under the Amended Plan. The maximum number of shares of stock with respect to which awards may be granted in any calendar year to any participant under the Amended Plan is 1,666,667 shares, as adjusted for any Company recapitalization, reorganization, stock dividend or similar event. The maximum aggregate number of shares of stock underlying awards that may be granted in any calendar year to any participant as incentive stock options is 133,333. The aggregate market value of common stock with respect to which incentive stock options are exercisable for the first time by a participant in a single calendar year may not exceed $100,000. Importantly, each share of restricted stock, stock unit, performance share, performance unit or other award under the Amended Plan with value denominated in full shares shall equate to 1.60 shares of common stock for purposes of determining any individual or aggregate award limitations under the Amended Plan and for purposes of calculating the aggregate amount of common stock available for awards under the Amended Plan.

Administration.  Just as with the Current Plan, the Amended Plan will be administered by the Board or a committee or subcommittee of the Board appointed by the Board from among its members (the “Committee”). Unless the Board determines otherwise, the Committee must consist of at least two members who shall qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), or “outside directors” within the meaning of Code Section 162(m) and any Treasury Regulations thereunder. The Committee may delegate to one or more of its members or one or more agents any administrative duties as it deems advisable. The Committee and its delegatee may retain individuals to render advice to it with respect to any of its duties, including, without limitation, legal counsel and consultants. The Board may also delegate to the Company’s Chief Executive Officer the authority to grant specified numbers of options to current or prospective employees (other than those individuals subject to Section 16(a) of the Exchange Act at the time of grant) in the Chief Executive Officer’s discretion. The Committee has the authority to interpret the terms of the Amended Plan. Subject to the terms of the Amended Plan, the Committee has the authority to determine the individuals to whom awards are granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each award, and the form of the award to be granted.

Persons Eligible to Participate in the Amended Plan.  Under the Amended Plan, just as with the Current Plan, awards may be granted to employees, group employees, non-employee directors of the Company and independent contractors. A group employee is an employee of a business in which the Company has a significant financial interest. The Committee will consider all relevant factors in selecting participants and determining the type and amount of awards given to such participants.

Awards

Award Agreements.  Each award granted under the Amended Plan, just as with the Current Plan, will be represented by an award agreement in a form approved by the Committee. The award agreement is subject to the terms of the Amended Plan and will incorporate such terms and conditions required under the Amended Plan and any terms specified by the Committee. The Committee may amend or modify any award agreement at any time by mutual agreement between the Committee and the participant, provided that (i) the modification is not to the detriment of the participant without his or her written consent, (ii) any modification satisfies the exemption requirements of Code Section 409A, and (iii) the Committee does not reduce the exercise price of any outstanding option or exchange or replace an existing option with a new option with a lower exercise price.

Performance Goals.  As is the case under the Current Plan, the Committee may establish performance goals in connection with the grant of an award based on any combination of the following measures of the Company: (a) net sales; (b) pretax income before allocation of corporate overhead and bonus; (c) budget; (d) cash flow; (e) earnings per share; (f) net income; (g) division, group or corporate financial goals; (h) return on stockholders’ equity; (i) return on assets; (j) attainment of strategic and operational initiatives; (k) appreciation in and/or maintenance of the price of the common stock or any other publicly-traded securities of the Company; (l) market share; (m) gross profits; (n) earnings before interest and taxes; (o) earnings before interest, taxes, depreciation and amortization; (p) economic value-added models; (q) comparisons with various stock market indices; (r) increase in number of customers; (s) revenue backlog; (t) margins realized on delivered goods or services; and/or (u) reductions in costs.

The performance goals are intended to qualify under Code Section 162(m) and will be set by the Committee within the time period prescribed by Code Section 162(m), if the Committee intends to make a grant under the Amended Plan that would qualify for the performance-based compensation exception under Code Section 162(m). If the Committee determines that it is advisable to grant awards that will not qualify for the performance-based compensation exception under Code Section 162(m), the Committee may grant awards that do not so qualify.

Stock Options.  As is the case under the Current Plan, stock options awarded under the Amended Plan may be in the form of “incentive stock options” that are intended to comply with the requirements of Code Section 422, or “non-qualified stock options.” Special rules apply with respect to the terms of incentive stock options in order to meet the Code Section 422 requirements applicable to that type of option. The Company may also grant a stock option to any holder of an option that allows the participant to purchase shares of stock of any corporation that the Company, affiliate or group company acquires or merges with. Such “conversion stock options” must have the same economic value as the original option. Conversion stock options granted to a holder of incentive stock options will retain the same restrictions as the incentive stock options, unless the Committee determines otherwise.

As is the case under the Current Plan, the exercise price of all options granted under the Amended Plan must be equal to or greater than the Fair Market Value per share of stock covered by the option, as determined on the award date. So long as the Company is publicly traded, the “Fair Market Value” of its stock is deemed to be the closing price of the stock on the national securities exchange or other market system on the date of calculation (or on the last preceding trading date if the stock was not traded on such date).

As is the case under the Current Plan, options may be exercised upon vesting or as expressly permitted in the award agreement. Vesting terms will be expressed in the award agreement, but if the agreement is silent as to vesting terms, then the options will vest in 25% increments on each of the first four anniversaries of the grant date. Options remain exercisable until the option expires, as specified in the award agreement. Vesting may be accelerated by the Committee, in its discretion, if certain performance goals are met, upon a Change in Control (as defined in the Amended Plan) or if a participant is terminated, as specified in the award agreement. The exercise price may be paid in cash or, subject to the approval of the Committee, by delivery of shares of Company stock owned by the participant, by withholding a portion of the shares of stock for which the option is exercisable, by any other method consistent with applicable law, or by a combination of these methods.

As is the case under the Current Plan, all options are exercisable during the participant’s lifetime, only by the participant. All options granted under the Amended Plan are generally nontransferable, except to a beneficiary designated by the participant in the event of the participant’s death, by will or under the laws of descent and distribution. Award agreements for non-qualified stock options may permit transfers solely to members of the participant’s immediate family, trusts or family partnerships or other entities, in the Committee’s discretion. The Committee retains the right to call options in the event of plan termination due to a merger or acquisition or upon occurrence of a Change in Control of the Company.

Stock Appreciation Rights.  As is the case under the Current Plan, stock appreciation rights may be granted under the Amended Plan as individual awards, in tandem with options or any combination thereof. Stock appreciation rights granted in tandem with options may be granted with or any time after the option is granted, so long as the option’s term has not expired and the grant price of the stock appreciation right is equal to the Fair Market Value of the stock on the date the option was granted. Otherwise, the grant price of the stock appreciation right will be equal to the Fair Market Value per share of stock covered by the stock appreciation right, as determined on the award date.

As is the case under the Current Plan, upon exercise of a stock appreciation right, a participant will be entitled to receive payment from the Company in an amount equal to the number of shares of stock as to which the stock appreciation right is exercised, multiplied by any excess of the Fair Market Value of a share on the date of exercise of the stock appreciation right over the grant price specified in the award agreement. At the discretion of the Committee, the payment upon exercise of a stock appreciation right may be specified in cash, Company stock or a combination of the two.

Restricted Stock and Stock Units.  As is the case under the Current Plan, restricted stock and stock units may be granted under the Amended Plan, subject to restrictions on transferability and other restrictions established by the Committee for a restriction period. The restrictions lapse after the restriction period, which extends from the date of the award to a specific date or until the participant achieves and/or completes specified performance goals, service periods, or other criteria set by the Committee. The Committee may provide for the lapse of restrictions in installments.

As is the case under the Current Plan, if a participant terminates service with the Company within specified periods prior to the expiration of the restriction period, all shares of restricted stock generally will be forfeited and reacquired by the Company, unless the Committee determines otherwise. Awards of stock units may earn dividend equivalents, if permitted by the Committee and specified in the award agreement. Upon the vesting date of a stock unit, shares of stock or cash or a combination thereof will be distributed to the participant.

Performance Shares and Performance Units.  As is the case under the Current Plan, performance shares and performance units may be granted under the Amended Plan, subject to the participant’s completion of a performance period and the achievement of performance goals, as set by the Committee for each grant of performance shares or units. The Committee may base the performance goals on Company-wide goals, divisional goals, individual performance goals, and/or the goals listed in the “Performance goals” section above. The Committee may adjust any performance goals for outstanding performance shares of performance units that were not intended to qualify as performance-based awards under Code Section 162(m), unless the Committee restricts its authority to do so. With respect to awards intended to qualify as performance-based awards under Code Section 162(m), the Committee may not adjust the performance goals in a way that would cause the awards to no longer qualify as performance-based awards under Code Section 162(m).

Upon the vesting of performance shares or performance units, the shares of stock underlying the performance shares or the cash value of the performance units shall be distributed to the participant, unless the Committee decides to pay such awards in cash, stock or a combination thereof.

Cash Awards.  As is the case under the Current Plan, the Committee may make cash awards under the Amended Plan. The Committee will specify any terms and conditions that the cash award will be subject to, including, without limitation, any vesting dates, vesting criteria and the right of the Company to require the participant to repay any cash awards (with or without interest) upon termination of employment within specified periods.

Performance-Based Awards.  As is the case under the Current Plan, the Amended Plan also provides for specific terms for awards made under Code Section 162(m). Awards made under the Amended Plan may be designated as qualified performance-based compensation. To meet this requirement, the Committee must, at a time when the outcome of the performance goals remain substantially uncertain and before the expiration of the lesser of 90 days into the performance period or before 25% of the performance period has elapsed, establish in writing the individual or class of participants eligible for such awards and that the vesting or payment of the award will be contingent upon the attainment of specified performance goals selected by the Committee (as listed in the “Performance goals” section, above). In addition, at the time of the grant, the Committee must be comprised solely of two or more “outside directors,” as defined in Code Section 162(m) and any Treasury Regulations thereunder. No compensation attributable to such awards may be paid to participants until after the performance period has expired and the Committee has certified the extent to which the performance goals have been met and the amount payable to the participant. The Committee may not adjust any performance goal (unless such adjustment is permitted under Code Section 162(m) or any Treasury regulations thereunder) or increase the amount of compensation payable upon attainment of such performance goals.

Election to Defer Compensation Attributable to Awards.  As is the case under the Current Plan, in the Committee’s discretion and subject to Code Section 409A, a participant may elect to defer the receipt of any compensation attributable to any awards granted under the Amended Plan. Any deferral must comply with the provisions of Code Section 409A and any Treasury Regulations or other guidance issued thereunder.

Restrictive Covenants.  As is the case under the Current Plan, the Committee may provide in an award agreement that the violation of any non-compete, non-solicitation, non-disclosure or other restrictive covenant, whether during or after the participant’s employment by the Company, will result in the forfeiture of all awards granted under the Amended Plan (whether or not vested and/or exercisable) and any profit realized on the exercise of any options within 6 months of the participant’s separation from service with the Company.

Change in Control or Other Significant Event

In the event of a Change in Control (as defined in the Amended Plan) and a participant’s subsequent termination within 24 months of the Change in Control either (i) by the Company other than for “Cause” or (ii) by the participant for “Good Reason,” unless the Committee expressly provides otherwise in an applicable award agreement, any outstanding awards held by the participant will immediately become vested and exercisable in full. “Cause” and “Good Reason” have the meanings set forth in (i) any applicable employment, consulting, severance or other written agreement between the Company and the participant or, if none, (ii) any award agreement or, if none, (iii) the Amended Plan.

As is the case under the Current Plan, the Committee has the discretion to terminate all or a portion of any outstanding awards upon a Change in Control, after giving notice to each affected participant. Each affected participant would receive an amount equal to the value of such award on the date of the Change in Control or, with respect to each share of stock subject to an option or stock appreciation right, an amount equal to the excess of the Fair Market Value of the shares of stock immediately prior to the occurrence of the Change in Control over the exercise price per share of such option or stock appreciation right. Such amounts would be payable in cash, other property or a combination thereof, in the Committee’s discretion. The Committee may also provide that awards under the Amended Plan may be assumed by any entity acquiring the Company and/or substituted for similar awards under an acquiring entity’s compensation plans.

To the extent necessary to avoid subjecting participants to interest and additional taxes under Code Section 409A, a Change in Control will not be deemed to occur unless and until a change in control event described in Code Section 409A and Treasury Regulation Section 1.409A-3(i)(5) occurs.

Termination of Service

Death or Disability.  As is the case under the Current Plan, subject to any written agreement between a participant and the Company, if a participant terminates his or her employment with the Company due to death or Disability (as defined in the Amended Plan), (i) all non-vested awards will immediately vest on the date of death or Disability, and (ii) all vested portions of options and stock appreciation rights remain exercisable until the earlier of the 12-month period following the participant’s death or Disability or the date the option or stock appreciation right would otherwise expire.

Cause.  As is the case under the Current Plan, subject to any written agreement between a participant and the Company, if a participant is terminated for Cause, all awards held by the participant (whether vested or non-vested) will be immediately forfeited by the participant.

Other Terminations.  As is the case under the Current Plan, subject to any written agreement between a participant and the Company, if a participant is terminated for any reason other than those described above, all non-vested portions of awards held by the participant will be immediately forfeited by the participant. All vested portions of options and stock appreciation rights held by the participant will remain exercisable until the end of the 90-day period following the participant’s termination or the date the option or stock appreciation right would otherwise expire.

Amendment and Termination of the Plan

As is the case under the Current Plan, the Amended Plan reserves for the Board the right to alter and amend the Amended Plan at any time and the right to revoke or terminate the Amended Plan or to suspend the granting of awards pursuant to the Amended Plan. However, no such action may terminate, reduce or change the terms of any outstanding award already granted under the Amended Plan, except as specifically provided for in the Amended Plan. The Board may further amend the Amended Plan at any time without prior notice, provided that any amendment reducing outstanding awards will not be effective without the affected participants’ consent.

The Plan expressly prohibits repricing or exchanging awards.

As is the case under the Current Plan, no alteration or amendment of the Amended Plan may, without prior stockholder approval: (i) increase the total number of shares that may be issued or delivered under the Amended Plan; (ii) increase the maximum number of shares with respect to all awards measured in stock that may be granted to any individual under the Amended Plan; (iii) increase the maximum dollar amount that may be paid with respect to all awards measured in cash; or (iv) or make any changes in the class of eligible individuals. Furthermore, the Board cannot make any changes that would (i) require stockholder approval under the rules and regulations of any securities exchange or market on which the Company’s stock is traded or (ii) disqualify any incentive stock option granted under the Amended Plan.

Certain Federal Income Tax Considerations

The following is a general description of the current U.S. federal income tax consequences to participants and the Company relating to stock options, performance units, restricted stock, restricted stock units, stock appreciation rights and other awards that may be granted under the Amended Plan. The Amended Plan is not qualified under the Internal Revenue Code Section 401(a). This discussion only applies to U.S. citizens and/or residents and does not purport to cover all tax consequences relating to awards granted under the Amended Plan. This description is intended for use by our stockholders in determining how to vote at our annual meeting and not as tax advice to persons who receive awards under the Amended Plan.

Non-Qualified Stock Options.  A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of a non-qualified stock option. When the option is exercised, the participant will recognize ordinary income equal to the difference, if any, between the aggregate exercise prices paid and the Fair Market Value, as of the date the option is exercised, of the shares received. The participant’s tax basis in shares acquired upon exercise will equal the exercise price paid plus the amount recognized by the participant as ordinary income. The Company generally will be entitled to a federal income tax deduction in the tax year in which the option is exercised, equal to the ordinary income recognized by the participant as described above. If the participant holds shares acquired through exercise of a non-qualified stock option for more than one year after the exercise of the option, the gain or loss realized upon the sale of those shares generally will be a long-term capital gain or loss. The participant’s holding period for shares acquired upon the exercise of an option will begin on the date of exercise.

Incentive Stock Options.  A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of an incentive stock option. If the option is exercised during employment, or within three months thereafter (or one year in the case of a permanently and totally disabled employee), the participant generally will not recognize any income and the Company will not be entitled to a deduction. However, the excess of the Fair Market Value of the shares on the date of exercise over the option price generally is included in computing the participant’s alternative minimum taxable income.

Generally, if the participant disposes of shares acquired by exercise of an incentive stock option within either two years after the date of grant or one year after the date of exercise, the participant will recognize ordinary income, and the Company will be entitled to a deduction equal to the excess of the Fair Market Value of the shares on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain or loss will be treated as a capital gain or loss to the participant. If shares are disposed of after the two-year and one-year periods described above expire, the Company will not be entitled to any deduction, and the entire gain or loss for the participant will be treated as a long-term capital gain or loss.

Stock Appreciation Rights.  A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of a stock appreciation right. When the stock appreciation right is exercised, the participant will recognize ordinary income equal to the difference between the aggregate grant price and the Fair Market Value, as of the date the stock appreciation right is exercised, of our common stock. The participant’s tax basis in shares acquired upon exercise of a stock-settled stock appreciation right will equal the amount recognized by the participant as ordinary income. The Company generally will be entitled to a federal income tax deduction in the year in which the stock appreciation right is exercised, equal to the ordinary income recognized by the participant as described above. If the participant holds shares acquired through exercise of a stock-settled stock appreciation right for more than one year after the exercise of the stock appreciation right, the gain or loss realized upon the sale of those shares will be a long-term capital gain or loss. The participant’s holding period for shares acquired upon the exercise of a stock-settled stock appreciation right will begin on the date of exercise.

Restricted Stock.  Restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the Fair Market Value of the shares over the purchase price (if any) only at the time the restrictions lapse (unless the Participant elects to accelerate recognition as of the date of grant through an election under Code Section 83(b)). The Company generally will have (at the time the participant recognizes income) a corresponding deduction.

Stock Units.  Restricted stock units generally are subject to tax at the time of vesting or payment and the Company generally will have a corresponding deduction when the participant recognizes income.

Performance Shares and Performance Units.  Performance shares and performance units generally are subject to tax at the time of vesting or payment. The Company will generally have (at the time the participant recognizes income) a corresponding deduction.

Cash Awards.  Cash awards generally are subject to tax at the time of payment. The Company generally will have (at the time the participant recognizes income) a corresponding deduction.

Compliance with Code Section 409A.  The American Jobs Creation Act of 2004 revised the federal income tax law applicable to certain types of awards that may be granted under the Amended Plan. To the extent applicable, it is intended that the Amended Plan and any grants made under the Amended Plan either be exempt from, or, in the alternative, comply with the provisions of Code Section 409A, including the exceptions for stock rights and short- term deferrals. The Company intends to administer the Amended Plan and any grants made thereunder in a manner consistent with the requirements of Code Section 409A.

If any provision of the Amended Plan or an award agreement needs to be revised to satisfy the requirements of Code Section 409A, then such provision will be modified or restricted to the extent necessary to be in compliance with the requirements of Code Section 409A, while attempting to maintain the same economic results as were intended under the Amended Plan and the award agreement. The right to any dividends or dividend equivalents declared and paid on the number of shares underlying a stock option or stock appreciation right may not be contingent, directly or indirectly, upon the exercise of the stock option or stock appreciation right. Further, to the extent necessary to avoid subjecting participants to interest and additional taxes under Code Section 409A, a change in control will not be deemed to occur unless and until Code Section 409A(a)(2)(A)(v) is satisfied. Any reference to Code Section 409A includes any proposed temporary or final regulations, or any other guidance, promulgated with respect to such section by the Internal Revenue Service.

Committee Discretion.  The Committee will have the discretion to determine the type, terms and conditions and recipients of awards granted under the Amended Plan. Accordingly, it is not possible to determine the amount of the awards that will be received by any employee, group employee, non-employee director or independent contractor of the Company under the Amended Plan if it is approved.

Number of Employees Eligible to Participate in the Amended Plan.  Although all employees are eligible to participate in the Amended Plan, typically about 210 employees annually received awards or grants under the Company’s past incentive plans. The identity of the individuals eligible to receive awards and the amount of awards under the Amended Plan is not yet determinable.

New Plan Benefits.  The number of awards that an employee, non-employee director or consultant may receive under the Amended Plan is at the discretion of the Committee and therefore cannot be determined in advance. If the amendment to the Plan is approved by the stockholders, Participants will receive the aggregate benefits described in the following table in 2010, depending on the price per share of our common stock on the grant date:

Name and Position	Dollar Value	Number of Shares

Executive Group	N/A	N/A
Non-Employee Director Group	N/A	N/A
Non-Executive Officer Employee Group	N/A	N/A

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 about the Company’s compensation plans under which shares of our common stock may be issued to employees, consultants and members of our Board:

Number of Securities
	Number of Securities		Remaining Available
	to be Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
	and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity Compensation Plans Approved by Security Holders	2,736,443	$10.33	1,526,358
Equity Compensation Plans Not Approved by Security Holders	—		—

Total	2,736,443		1,526,358

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE IPG PHOTONICS CORPORATION 2006 INCENTIVE COMPENSATION PLAN

PROPOSAL 4: ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with the recently adopted Section 14A of the Exchange Act, which was added pursuant to the Dodd-Frank Act, we are asking stockholders to approve an advisory resolution on the Company’s executive compensation for its Named Executive Officers as reported in this proxy statement.

Our executive compensation programs are designed to support the Company’s long-term success. In 2010, the Company had record financial performance, achieving net sales of $299.3 million and net income of $54.0 million. These results represented a 61% increase in net sales and a 900% increase in net income in 2009. We believe that our performance-based executive compensation programs provide incentives that are aligned with the best interests of our stockholders and have facilitated the Company’s performance.

We urge stockholders to read the “Compensation Discussion and Analysis” above, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative above, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement has supported and contributed to the Company’s success.

Why You Should Approve our Executive Compensation Program

Our compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, primarily through the creation of stockholder value. Our compensation programs include base salary, annual incentive compensation, long-term stock-based incentives, and a very limited perquisite package. We believe our compensation programs and policies are appropriate and effective in implementing our compensation philosophy and in achieving our goals, and that they are aligned with stockholder interests and worthy of continued stockholder support.

We believe that stockholders should consider the following information in determining whether to approve this proposal.

Compensation Program is Highly Aligned with Stockholder Value

A majority portion of our executives’ compensation is directly linked to our performance and the creation of stockholder value. Our long-term stock incentive awards (which vest over four or more years) consist of two vehicles: stock options and restricted stock units. We believe this mix appropriately motivates long-term performance and rewards executives for both absolute gains in share price and relative performance on total stockholder return.

Only the Compensation Committee may approve equity grants. The equity plan does not permit repricing or replacing underwater stock options or stock appreciation rights without prior stockholder approval (including cash buyouts).

Strong Pay-for-Performance Orientation

Short-term incentive plan awards are aligned with our performance: In 2009, we did not make STIP awards because we did not meet our financial goals and we did not provide any relief in the form of increased compensation in other areas to offset the zero payout. STIP awards in 2010 were limited at two times the target even though the STIP award formulas permitted higher awards based on the performance of the Company.

Base Salaries:  In 2009, the Chief Executive Officer, other Named Executive Officers and other executives took voluntary salary reductions as a result of the deteriorating market conditions that led to our decreased performance. The Compensation Committee did not approve increases in base salaries in 2010 for the Chief Executive Officer or the Named Executive Officers (except for one officer).

Employment Agreements:  We provide no multi-year guarantees for salary increases or non-performance-based bonuses. We use one-year contracts for Vice Presidents and a two-year contract for the Chief Executive Officer.

Summary of Key Compensation Practices

We seek to align our compensation programs and practices with evolving good governance standards. Our long-term 2006 Incentive Compensation Plan expressly prohibits repricing or exchanging awards.

We do not pay or provide any of the following:

•	supplemental executive retirement plans (SERPs) or other nonqualified plans for executives;

•	single-trigger change in control payments;

•	tax gross-up payments for parachute payment under Code Section 280G;

•	tax gross-up payments for executive perquisites (which are minimal, in any event);

•	payments for Cause terminations or resignations other than for Good Reason;

•	perquisites for former or retired executives;

•	extraordinary relocation or home buyout benefits; or

•	personal use of corporate aircraft, personal security systems maintenance and/or installation or executive life insurance.

Compensation Program Has Appropriate Long-term Orientation

Our compensation programs and policies have a long-term focus:

•	Extended vesting for equity awards — We encourage a long-term orientation by our executives by gradually vesting options and restricted stock awards over four or more years.

•	Officers are subject to stock ownership guidelines — We have stock ownership requirements for executive officers and directors to ensure that our executive officers and directors have a substantial personal stake in the Company’s long-term success.

•	We prohibit executives from engaging in hedging and derivative trading with respect to our common stock.

Compensation Committee Stays Current on Good Governance Practices

We regularly update our Board and the Compensation Committee on compensation good governance practices and trends. In addition, the Compensation Committee engaged an independent compensation consultant to provide advice on compensation trends and market information to assist the Compensation Committee in designing our compensation programs and making compensation decisions. In addition, the Company made improvements to certain elements of our executive compensation programs in 2010 and 2011 to further align them with current market best practices.

The Compensation Committee meets the independence standards of the Dodd-Frank Act. The Compensation Committee is advised by an independent compensation consultant, Radford, who is retained directly by and reports to the Compensation Committee, and who performs no other work for IPG. The compensation consultant had no prior relationship with our Chief Executive Officer or any other Named Executive Officer. The Compensation Committee meets without management present at least four times per year. Directors are elected annually and no Board members may serve on the boards of more than three other public companies.

Non-employee directors meet without management present at least four times per year. Non-employee directors meet in executive sessions to discuss Chief Executive Officer succession planning. The Compensation Committee maintains a charter and reviews its provisions annually.

We are asking stockholders to approve the following advisory resolution at the annual meeting:

“RESOLVED, that the stockholders of IPG Photonics Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures set forth under that section.”

This advisory vote on the compensation of our Named Executive Officers, commonly referred to as a “say-on-pay” vote, gives stockholders another mechanism to convey their views about our compensation programs and policies. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4 TO APPROVE THE NON-BINDING COMPENSATION RESOLUTION ON EXECUTIVES

PROPOSAL 5: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with the recently adopted Section 14A of the Exchange act, which was added pursuant to the Dodd-Frank Act, the Company is also providing stockholders an advisory vote on the frequency with which the Company’s stockholders will have the advisory vote on our Named Executive Officers compensation, provided for in Proposal 4 above. For convenience in this Proposal 5, the stockholders’ advisory vote on executive compensation provided for in Proposal 4 above is referred to as the say-on-pay vote.

The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every year, every two years, or every three years. In addition, stockholders may abstain from voting. The Dodd-Frank Act requires the Company to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years.

After careful consideration, the Board recommends that future say-on-pay votes occur every three years (triennially). We believe that this frequency is appropriate for the following reasons:

•	our compensation programs do not change significantly from year to year and we seek to be consistent;

•	a longer frequency is consistent with long-term compensation objectives (we do not want to encourage a short-term view in our compensation practices);

•	our compensation programs are designed to reward and incentivize long-term performance and a triennial vote closely corresponds with the four to five year vesting of our long-term incentive awards; and

•	our directors are elected annually for terms of one year, allowing stockholders to express their views through the annual election process.

For the foregoing reasons, we encourage our stockholders to evaluate our executive compensation programs over a multi-year horizon.

In addition, we believe that a triennial say-on-pay vote reflects the appropriate time frame for the Compensation Committee and the Board to evaluate the results of the most recent say-on-pay vote, to discuss the implications of that vote with stockholders to the extent needed, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past say-on-pay vote, and for stockholders to observe and evaluate the Compensation Committee’s actions in context.

In this regard, because the say-on-pay vote occurs after we have already implemented our executive compensation programs for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, we expect that in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s say-on-pay vote by the time of the following year’s annual meeting of stockholders.

We are aware that some stockholders believe that annual say-on-pay votes will enhance or reinforce accountability. However, we have been in the past, and will in the future continue to be, engaged with our stockholders. Thus, we view the say-on-pay vote as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs.

In addition, because our executive compensation programs have typically not changed materially from year to year and are designed to operate over the long term and to enhance long-term performance, we are concerned that an annual say-on-pay vote could lead to a near-term perspective that is inappropriate for evaluating our executive compensation programs.

Finally, although we believe that holding a say-on-pay vote every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for a say-on-pay vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances indicate that such a vote would be appropriate.

We are asking stockholders to approve the following advisory resolution at the annual meeting:

“RESOLVED, that the stockholders of IPG Photonics Corporation determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers set forth in the Company’s proxy statement is every three years.”

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO SELECT “THREE YEARS” ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC. These directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC. These directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during 2010 our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements, except Dr. Ovtchinnikov and Mr. Gauthier were late in filing Forms 4, relating to the sale of shares on September 14, 2010, and the grant of restricted stock units and options on August 5, 2010, respectively. The Forms 4 were filed on October 28, 2010 and September 1, 2010, respectively.

2012 Annual Meeting and Nominations

Stockholders may present proposals for action at a future meeting and nominations for director if they comply with applicable SEC rules and our bylaws. If you would like us to consider including a proposal in our proxy statement or nominating a director next year, it must be received by our Secretary, at IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540, on or before December 17, 2011. If you would like to present a proposal at the 2012 annual meeting, but not to have such proposal included in our proxy statement relating to that meeting, such proposal must be received by our Secretary not earlier than February 1, 2012 and not later than March 2, 2012. Our bylaws contain additional specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. Our bylaws require that the notice to the Company include (i) information relating to the name, age and experience of the nominee and such other information concerning such nominee as would be required under the then-current rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee, (ii) the nominee’s written consent to being named in the proxy statement and serving as a director, if elected and (iii) the name and address of the record holder and beneficial holder of the shares, the number of shares held of record or beneficially owned, and representations as described in our bylaws. If the Nominating and Corporate Governance Committee or the Board determines that any nomination made by a stockholder was not made in accordance with the Company’s procedures, the rules and regulations of the SEC or other applicable laws or regulations, such nomination will be void. If you would like a copy of the requirements contained in our bylaws, please contact our Secretary.

No Incorporation by Reference

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any of our other filings with the SEC, are not to be deemed soliciting materials or subject to the liabilities of Section 18 of the Exchange Act. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

Appendix A

Note: This document is marked to show changes from the current 2006 Incentive
Compensation Plan (“Plan”). Underlined text indicates additions to the current Plan and text with strikethroughs indicate deletions from the current Plan.

IPG PHOTONICS CORPORATION
2006 INCENTIVE COMPENSATION PLAN
(As ~~amended April 28, 2008)~~Amended February 23, 2011)

IPG Photonics Corporation~~, USA, Inc.~~ (the “Company”)~~hereby establishes~~originally established the IPG Photonics Corporation 2006 Incentive Compensation Plan for the benefit of its eligible Participants (as hereinafter defined) for the purposes hereinafter set forth. The Plan permits the award of Stock Options, Restricted Stock, Performance Shares, Performance Units, Stock Units, Cash, and SARs. The Company adopted this amendment of the Plan effective February 23, 2011.

1.	DEFINITIONS

The following terms shall have the following meanings unless the context indicates otherwise:

1.1. “Affiliate” shall mean a corporation that, for purposes of Section 422 of the Code, is a Parent or Subsidiary of the Company within the meaning of Sections 424(e) and 424(f) of the Code.

1.2.  “Award” shall mean a Stock Option, a SAR, a Restricted Stock Award, a Stock Unit, a Performance Share, a Performance Unit, or a Cash Award.

1.3. “Award Agreement” shall mean ~~a written~~an agreement between the Company and a Participant that establishes the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those established by the Plan and by the Committee. With respect to any Award, the date of the grant or award specified by the Committee in a resolution or other writing, duly adopted, and as set forth in the Award Agreement, shall be the “Award Date,” provided that such Award Date will not be earlier than the date of the Committee action.

1.4. “Board” shall mean the Board of Directors of the Company.

1.5. “Cash Award” shall mean a grant by the Committee to a Participant of an award of cash as described in Section 11 below.

1.6. “Cause” shall have the meaning set forth in any employment, consulting, or other written agreement between the Participant and the Company, a Group Company or Affiliate. If there is no employment, consulting, or other written agreement between the Participant and the Company, a Group Company or Affiliate, or if such agreement does not define “Cause,” then “Cause” shall have the meaning specified in the Award Agreement; provided, that if the Award Agreement does not so specify, “Cause” shall mean, as determined by the Committee in its sole discretion, the Participant: (i) engages in conduct that cause financial or reputational injury to the Company a Group Company or Affiliate; (ii) engages in any act of dishonesty or misconduct that results in damage to the Company, a Group Company or Affiliate, or their business or reputation or that the Committee determines to adversely affect the value, reliability or performance of the Participant to the Company, a Group Company or Affiliate; (iii) refuses or fails to substantially comply with the human resources rules, policies, directions and/or restrictions relating to harassment and/or discrimination, or with compliance or risk management rules, policies, directions and/or restrictions of the Company, a Group Company or Affiliate; (iv) fails to cooperate with the Company, a Group Company or Affiliate in any internal investigation or administrative, regulatory or judicial proceeding; or (v) continuously fails to perform his or her duties to the Company, a Group Company or Affiliate (which may include any sustained and unexcused absence of the Participant from the performance of such duties, which absence has not been certified in writing as due to physical or mental illness or Disability), after a written demand for performance has been delivered to the Participant identifying the manner in which the Participant has failed to substantially perform his or her duties. If any part of the definition of Cause set forth in clauses (i) through (v) above is deemed applicable to a Participant, this shall not preclude or prevent the reliance by the Company or the Committee on any other part of the preceding sentence that also may be applicable. Unless otherwise defined in the Participant’s employment or other agreement, an act or omission is “willful” for this purpose if it was knowingly done, or knowingly omitted to be done, by the Participant not in good faith and without reasonable belief that the act or omission was in the best interest of the Company. In addition, the Participant’s Service will be deemed to have terminated for Cause if, based on facts and circumstances discovered after the Participant’s employment has terminated, the Board determines in reasonable good faith, within one year after the Participant’s employment terminated, that the Participant committed an act that would have justified a termination for Cause.

1.7. “Change in Control” shall mean the occurrence of any one or more of the following:

(a) Any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), including a “group” (as defined in Section 13(d)(3) of the Exchange Act), other than (i) the Company, (ii) any wholly-owned subsidiary of the Company, or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company having fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business) (the “Company Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change in Control by virtue of any underwriter temporarily holding securities pursuant to an offering of such securities;

(b) During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by the stockholders of the Company, of each new director of the Company during such period was approved by a vote of at least two-thirds of the Incumbent Directors then still in office;

(c) As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of all or substantially all of the assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the securities of the Company entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

(d) The shareholders of the Company approve a plan of complete liquidation of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than fifty percent (50%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, however, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control transaction shall then occur.

1.8. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.9. “Committee” shall mean (i) the Board or (ii) a committee or subcommittee of the Board appointed by the Board from among its members. The Committee may be the Board’s Compensation Committee. Unless the Board determines otherwise, the Committee shall be comprised solely of not less than two members who each shall qualify as:

(a) a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Exchange Act, and

(b) an “outside director” within the meaning of Code Section 162(m) and the Treasury Regulations thereunder.

1.10. “Common Stock” shall mean the voting, common stock, $0.0001 par value per share, of the Company.

1.11. “Company” shall mean IPG Photonics Corporation USA, a Delaware corporation.

1.12. “Disability” means the total and permanent disability of a Participant (incurred while in the active service of the Company, an Affiliate or a Group Company) based on proof satisfactory to the Committee. Total and permanent disability shall be as defined in the Company’s long-term disability plan, if any, or as otherwise provided by the Company. Notwithstanding the foregoing, for purposes of determining the period of time after termination of Service during which a Participant may exercise an ISO, “Disability” will have the meaning set forth in Code Section 22(e)(3), which is, generally, that the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least twelve months.

1.13. “Dividend Equivalent Right” shall mean the right to receive an amount equal to the amount of any dividend paid with respect to a share of Common Stock multiplied by the number of shares of Common Stock underlying or with respect to a Stock Option, a SAR, a Stock Unit or a Performance Unit, and which shall be payable in cash, in Common Stock, in the form of Stock Units or Performance Units, or a combination of any or all of the foregoing.

1.14. “Effective Date” shall mean the date on which the Board adopts the Plan.

1.15. “Employee” shall mean an employee of the Company or any Affiliate, as described in Treasury Regulation Section 1.421-1(h).

1.16. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including applicable regulations thereunder.

1.17. “Exercise Price” shall mean the price at which each share of Common Stock covered by a Stock Option may be purchased.

1.18. “Fair Market Value” shall mean:

(a) if the Common Stock is readily tradable on a national securities exchange or other market system, the closing price of the Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date), or

(b) if the Common Stock is not readily tradable on a national securities exchange or other market system, the value as determined by the reasonable and consistent application of a reasonable valuation method, in good faith by the Board, in accordance with Code Section 409A and Treasury Regulation Section 1.409A-1(b)(5)(iv) (or any similar or successor provision), thereunder, as the Board or the Committee will in its discretion select and apply at the time of the Award Date, time of exercise, or other date of calculation.

1.19. “Group Company” shall mean any business entity deemed by the Board to be a member of the IPG Group, including, but not limited to, any business entity that has a significant financial interest in the Company and any business entity in which the Company has a significant financial interest, such entities to be referred to collectively as the “Group Companies”.

1.20. “Group Employee” shall mean any employee of a Group Company who is not an Employee.

1.21. “Independent Contractor” shall mean a person (other than a person who is an Employee, Group Employee or a Nonemployee Director) or an entity that renders services to the Company, an Affiliate or a Group Company.

1.22. “IPO” shall mean the first date that the Common Stock is registered under the Securities Act of 1934 and offered for sale to the public.

1.23. “ISO” shall mean a right to purchase a specified number of shares of Common Stock at a specified price, which is intended to comply with the terms and conditions as an “incentive stock option” as set forth in Code Section 422, as such section may be in effect from time to time.

1.24. “Leave of Absence” means any leave of absence approved by the Company.

1.25. “Nonemployee Director” shall mean a member of the Board who is not an Employee.

1.26. “Nonqualified Stock Option” shall mean a Stock Option to purchase a specified number of shares of Common Stock at a specified price, which does not qualify as an ISO.

1.27. “Nonvoting Stock” shall mean the capital stock of any class or classes having no voting power to elect the directors of a corporation.

1.28. “Parent” shall mean a corporation or any other business entity that directly or indirectly has an ownership interest of 50 percent or more of the Voting Stock of the Company.

1.29. “Participant” shall mean any Employee, Group Employee, Nonemployee Director or Independent Contractor to whom an Award has been granted by the Committee under the Plan.

1.30. “Performance-Based Award” shall mean an Award subject to the achievement of certain performance goals as described in Section 12 below.

1.31. “Performance Share” shall mean the grant by the Committee to a Participant of an Award of shares of Common Stock subject to restrictions on transferability, a risk of forfeiture, and certain other terms and conditions under the Plan or specified by the Committee, as described in Section 10.1 below.

1.32. “Performance Unit” shall mean the grant by the Committee to a Participant of an Award of a hypothetical share of the value of the Company, represented by a notional account that shall be established and maintained (or caused to be established or maintained) by the Company for such Participant, as described in Section 10.2 below.

1.33. “Plan” shall mean the IPG Photonics 2006 Incentive Compensation Plan.

1.34. “Prior Plan” shall mean the IPG Photonics 2000 Incentive Compensation Plan.

1.35. “Recapitalization” shall mean any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s outstanding shares of capital stock as a class without the Company’s receipt of consideration.

1.36. “Reorganization” shall mean any of the following: (a) a merger or consolidation in which the Company is not the surviving entity; (b) a sale, transfer or other disposition of all or substantially all of the Company’s assets; (c) a reverse merger in which the Company is the surviving entity but in which the Company’s outstanding voting securities are transferred in whole or in part to a person or persons different from the persons holding those securities immediately prior to the merger; or (d) any transaction effected primarily to change the state in which the Company is incorporated or to create a holding company structure.

1.37. “Restricted Stock Award” shall mean a grant by the Committee to a Participant of an Award of shares of Common Stock subject to restrictions on transferability, a risk of forfeiture, and certain other terms and conditions under the Plan or specified by the Committee, as described in Section 9.1 below.

1.38. “Retirement” means retirement from active employment or other Service with the Company pursuant to the normal or early retirement policy and procedures of the Company.

1.39. “Stock Appreciation Right” or “SAR” shall mean a grant by the Committee to a Participant of a the contingent right to receive Common Stock or cash, as specified in the Award Agreement, in the future, based on the value, or the appreciation in the value, of Common Stock, as described in Section 8 below.

1.40. “Service” means the provision of services to the Company, an Affiliate or a Group Company in the capacity of (i) an Employee, (ii) a Group Employee, (iii) a Nonemployee Director, or (iv) an Independent Contractor.

1.41. “Stock Option” shall mean a grant by the Committee to a Participant of an option or right to purchase a specified number of shares of Common Stock at a specified price, as described in Section 7 below.

1.42. “Stock Unit” shall mean a grant by the Committee to a Participant of an Award of a hypothetical share of Common Stock represented by a notional account established and maintained (or caused to be established or maintained) by the Company for such Participant, as described in Section 9.2 below.

1.43. “Subsidiary” shall mean a corporation of which the Company directly or indirectly owns 50 percent or more of the Voting Stock or any other business entity in which the Company directly or indirectly has an ownership interest of 50 percent or more.

1.44. “Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Department of the Treasury, as amended from time to time.

1.45. “Vest” shall mean:

(a) with respect to Stock Options and SARs, when the Stock Option or SAR (or a portion of such Stock Option or SAR) first becomes exercisable and remains exercisable subject to the terms and conditions of such Stock Option or SAR; or

(b) with respect to Awards other than Stock Options and SARs, when the Participant has:

(i) an unrestricted right, title and interest to receive the compensation (whether payable in Common Stock, cash or a combination of both) attributable to an Award (or a portion of such Award) or to otherwise enjoy the benefits underlying such Award; and

(ii) a right to transfer an Award subject to no Company-imposed restrictions or limitations other than restrictions and/or limitations imposed by Section 14 below.

1.46. “Vesting Date” shall mean the date or dates on which an Award Vests, at which time the Award shall be deemed “Vested.”

1.47. “Voting Stock” shall mean the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2.	PURPOSE AND TERM OF PLAN

2.1.  Purpose.  The purpose of the Plan is to motivate certain Employees, Group Employees, Nonemployee Directors and Independent Contractors to put forth maximum efforts toward the growth, profitability, and success of the Company, Affiliates and Group Companies by providing incentives to such Employees, Group Employees, Nonemployee Directors and Independent Contractors through cash payments and/or through the ownership and performance of the Common Stock. In addition, the Plan is intended to provide incentives that will attract and retain highly qualified individuals as Employees, Group Employees and Nonemployee Directors and to assist in aligning the interests of such Employees, Group Employees and Nonemployee Directors with those of the Company’s shareholders.

2.2.  Term.  The Plan shall be effective as of the Effective Date; provided, however, that the Plan shall be approved by the shareholders of the Company at an annual meeting or any special meeting of shareholders of the Company within 12 months before or after the Effective Date. The Committee may not award ISOs before the date the Company’s shareholders approve the Plan. The Plan shall terminate on the 10th anniversary of the Effective Date, unless sooner terminated by the Board under Section 16.1 below.

3.	ELIGIBILITY AND PARTICIPATION

3.1.  Eligibility.  All Employees, Group Employees, Nonemployee Directors and Independent Contractors shall be eligible to participate in the Plan and to receive Awards.

3.2.  Participation.  Participants shall consist of such Employees, Group Employees, Nonemployee Directors and Independent Contractors as the Committee in its sole discretion designates to receive Awards under the Plan. Awards under the Plan shall be made on a one time basis for Participants and designation of a

Participant in any year shall not require the Committee to designate such person or entity to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

4.	ADMINISTRATION

4.1.  Responsibility.  The Committee will administer the Plan. The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms.

4.2.  Award Agreement.  Each Award granted under the Plan shall be evidenced by an Award Agreement; provided, however, that in the event of any conflict between a provision of the Plan and any provision of an Award Agreement, the provision of the Plan shall prevail.

4.3.  Authority of the Committee.  The Committee shall have all the discretionary authority that may be necessary or desirable to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the following:

(a) to determine eligibility for participation in the Plan;

(b) to determine eligibility for and the type and size of an Award granted under the Plan;

(c) to supply any omission, correct any defect, interpret any provision or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(d) to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it, from time to time, deems proper;

(e) to make rules for carrying out and administering the Plan and make changes in such rules as it, from time to time, deems proper;

(f) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(g) to accelerate the Vesting of any Award when such action or actions would be in the best interest of the Company;

(h) to grant an Award in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Company; and

(i) to take any and all other actions it deems necessary or desirable for the proper operation or administration of the Plan.

4.4.  Action by the Committee.  The Committee may act only by a majority of its members. A determination of the Committee may be made, without a meeting, by a writing signed by all members of the Committee. In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee. Meetings of the Committee may be held telephonically or via videoconference, and participation via telephone or videoconference shall have the same force and effect as physical presence at any Committee meeting.

4.5.  Delegation of Authority.  The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing. In addition, the Committee, or any person to whom it has delegated duties under this Section 4.5, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Affiliate or Group Company whose employees have benefited from the Plan, as determined by the Committee.

The Board may delegate authority to the Company’s Chief Executive Officer to grant specified numbers of Options (as determined by the Board from time to time and during such time periods determined by the Board) to existing or prospective Employees (other than those individuals who are subject to Section 16(a) of the Exchange Act at the time of the grant) as the Chief Executive Officer determines appropriate without further action of the Board, but subject to rules and guidelines established by the Board or the Committee .

4.6.  Determinations and Interpretations by the Committee.  All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants and their heirs, successors, and legal representatives.

4.7.  Liability.  No member of the Board, no member of the Committee and no Employee or Group Employee shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated.

4.8.  Indemnification.  Each person who is or has been a member of the Committee or the Board, and any individual or individuals to whom the Committee has delegated authority under this Section 4, will be indemnified and held harmless by the Company, Group Company and Affiliates from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or as a result of any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken, or failure to act, under the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct. Each such person will also be indemnified and held harmless by the Company Group Company and Affiliates from and against any and all amounts paid by him or her in a settlement approved by the Company, or paid by him or her in satisfaction of any judgment, of or in a claim, action, suit or proceeding against him or her and described in the previous sentence, so long as he or she gives the Company an opportunity, at its own expense, to handle and defend the claim, action, suit or proceeding before he or she undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which a person who is or has been a member of the Committee or the Board may be entitled under the Articles of Incorporation or By-Laws of the Company, Group Company or Affiliate, as a matter of law, agreement or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.

5.	SHARES SUBJECT TO PLAN

5.1.  Available Shares.  The aggregate number of shares of Common Stock that shall be available under the Plan during its term shall be~~4,000,000~~10,000,000 shares, subject to any adjustments made in accordance with Section 5.2 below. Such shares of Common Stock may be either authorized but unissued shares, shares of issued stock held in the Company’s treasury, or a combination of both, at the discretion of the Company. Any shares of Common Stock (i) underlying an Award under the Plan or the Prior Plan which expires without being exercised, or are forfeited, canceled, settled or otherwise terminated without a distribution of Common Stock to the Participant; (ii) that are delivered (either actually or by attestation) to or withheld by the Company in connection with the exercise of a Stock Option awarded under the Plan or the Prior Plan, or in payment of any required income tax withholding for the exercise of a Stock Option or the vesting of Restricted Stock awarded under the Plan or the Prior Plan, shall again be available under the Plan. Awards that are payable only in cash are not subject to this Section 5.1.

(a) ~~The total number of~~In addition to the maximum shares of Common Stock ~~that may be issued in connection with the awards of Restricted Stock under the Plan shall not exceed 2,333,333.~~available for Awards under the Plan described above, the remaining shares of Common Stock shall be reduced by 1.60 for each share of Common Stock awarded pursuant to Restricted Stock, Performance Shares, Performance Units, Stock Units, or other Awards with value denominated in full shares of Common Stock for purposes of determining any individual or aggregate award limitations under the Plan and for purposes of calculating the aggregate amount of Common Stock available for Awards under the Plan. Except as contemplated by the provisions of Section 5.2 hereof, the Committee shall not increase the number of shares of Common Stock available for issuance in connection with Awards under the Plan or to any one individual as set forth above. In no event shall Awards be outstanding at any one time that have resulted or could result in the issuance of a number of shares of Common Stock in excess of the number then remaining reserved and available for issuance under the Plan.

(b) The maximum number of shares of Common Stock that may be issued to Participants in the aggregate under the Plan as ISOs is 833,333.

(c) Notwithstanding the foregoing, Awards granted through the assumption of, or in substitution or exchange for, similar awards in connection with the acquisition of another corporation or business entity shall not be counted for purposes of applying the above limitations on numbers of shares available for Awards generally or any particular kind of Award under the Plan.

5.2.  Adjustment to Shares.  If there is any change in the Common Stock of the Company, through merger, consolidation, Reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, an adjustment shall be made to each outstanding Award so that each such Award shall thereafter be with respect to or exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such Award had such Award been paid, distributed or exercised in full immediately prior to such change or distribution. Such adjustment shall be made successively each time any such change or distribution shall occur. In addition, in the event of any such change or distribution, in order to prevent dilution or enlargement of Participants’ rights under the Plan, the Committee shall have the authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Awards, the Exercise Price applicable to outstanding Stock Options, and the Fair Market Value of the Common Stock and other value determinations applicable to outstanding Awards. Appropriate adjustments may also be made by the Committee in the terms of any Awards granted under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards on an equitable basis, including modifications of performance goals and changes in the length of performance periods; provided, however, that any such modifications and/or changes to Performance-Based Awards does not disqualify compensation attributable to such Awards as “performance-based compensation” under Code Section 162(m). In addition, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding anything contained in the Plan, any adjustment with respect to an ISO due to a change or distribution described in this Section 5.2 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any ISO granted hereunder to be disqualified as an incentive stock option for purposes of Code Section 422.

6.	MAXIMUM INDIVIDUAL AWARDS

6.1.  Maximum Aggregate Number of Shares Underlying Stock-Based Awards Granted Under the Plan to Any Single Participant in Any Calendar Year.  The maximum aggregate number of shares of Common Stock underlying all Awards measured in shares of Common Stock (whether payable in Common Stock, cash or a combination of both) that may be granted to any single Participant in any calendar year shall be 1,666,667 shares, subject to adjustment as provided in Section 5.2 above. For purposes of the preceding sentence, such Awards that are ~~cancelled or repriced~~forfeited due to vesting or other restrictions shall continue to be counted in determining such maximum aggregate number of shares of Common Stock that may be granted to any single Participant in any calendar year. The maximum aggregate number of shares of Common Stock underlying Awards that may be granted to any single Participant in any calendar year as ISOs shall be 133,333.

7.	STOCK OPTIONS

7.1.  In General.  The Committee may, in its sole discretion, grant Stock Options to Employees, Group Employees, Nonemployee Directors and/or Independent Contractors on or after the Effective Date. The Committee shall, in its sole discretion, determine the Employees, Group Employees, Nonemployee Directors and Independent Contractors who will receive Stock Options and the number of shares of Common Stock underlying each Stock Option. With respect to Employees who become Participants, the Committee may grant such Participants ISOs or Nonqualified Stock Options or a combination of both. With respect to Group Employees, Nonemployee Directors and Independent Contractors who become Participants, the Committee may grant such Participants only Nonqualified Stock Options. Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time and set forth in the Award Agreement. In addition, each Stock Option shall be subject to the terms and conditions set forth in Sections 7.2 through 7.8 below.

7.2.  Exercise Price.  The Committee shall specify the Exercise Price of each Stock Option in the Award Agreement; provided, however, that (i) the Exercise Price of an ISO shall not be less than 100 percent of the Fair Market Value of the Common Stock on the date of grant, and (ii) the Exercise Price of a Nonqualified Stock Option shall not be less than 100 percent of the Fair Market Value of the Common Stock ~~on the date of grant unless the Committee in its sole discretion and due to special circumstances determines otherwise~~ on the date of grant.

7.3.  Term of Stock Option.  The Committee shall specify the term of each Stock Option in the Award Agreement; provided, however, that (i) no ISO shall be exercisable after the 10th anniversary of the date of grant of such ISO and (ii) no Nonqualified Stock Option shall be exercisable after the 10th anniversary of the date of grant of such Nonqualified Stock Option. Each Stock Option shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall, in its sole discretion, set forth in the Award Agreement on the date of grant.

7.4.  Vesting Date.  The Committee shall specify in the Award Agreement the Vesting Date for each Stock Option. The Committee may grant Stock Options that are Vested, either in whole or in part, on the date of grant. If the Committee fails to specify a Vesting Date in the Award Agreement, twenty-five percent (25%) of such Stock Option shall become exercisable on each of the first four (4) one-year anniversaries of the date of grant and shall remain exercisable following such anniversary date until the Stock Option expires in accordance with its terms under the Award Agreement or under the terms of the Plan. The Vesting of a Stock Option may be subject to such other terms and conditions as shall be determined by the Committee and set forth in the Award Agreement, including, without limitation, accelerating the Vesting if certain performance goals are achieved, or a Change in Control of the Company occurs and a Participant’s Service is terminated.

7.5.  Exercise of Stock Options.  The Stock Option Exercise Price may be paid in cash or, in the sole discretion of the Committee, by delivery to the Company of shares of Common Stock then owned by the Participant, or by the Company’s withholding a portion of the shares of Common Stock for which the Stock Option is exercisable, or by a combination of these methods. If the Common Stock is readily tradable on a national securities exchange or other market system, payment may also be made by delivering a properly executed exercise notice to the Company and delivering a copy of irrevocable instructions to a broker directing the broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the Exercise Price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the Exercise Price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the delivery to the Company of shares of Common Stock then owned by the Participant, providing the Company with a notarized statement attesting to the number of shares owned by the Participant, where, upon verification by the Company, the Company would issue to the Participant only the number of incremental shares to which the Participant is entitled upon exercise of the Stock Option. In determining which methods a Participant may utilize to pay the Exercise Price, the Committee may consider such factors as it determines are appropriate; provided, however, that with respect to ISOs, all such discretionary determinations shall be made by the Committee at the time of grant and specified in the Award Agreement.

7.6.  Restrictions Relating to ISOs.  In addition to being subject to the terms and conditions of this Section 7, ISOs shall comply with all other requirements under Code Section 422. Accordingly, ISOs may be granted only to Participants who are employees (as described in Treasury Regulation Section 1.421-1(h)) of the Company or of any “Parent Corporation” (as defined in Code Section 424(e)) or of any “Subsidiary Corporation” (as defined in Code Section 424(f)) on the date of grant. The aggregate market value (determined as of the time the ISO is granted) of the Common Stock with respect to which ISOs (under all option plans of the Company and of any Parent Corporation and of any Subsidiary Corporation) are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000. For purposes of the preceding sentence, (i) ISOs shall be taken into account in the order in which they are granted and (ii) ISOs granted before 1987 shall not be taken into account. ISOs shall not be transferable by the Participant other than by will or the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by such Participant. The Committee shall not grant ISOs to any Employee who, at the time the ISO is granted, owns stock possessing (after the application of the attribution rules of Code Section 424(d)) more than 10 percent of the total combined voting power of all classes of stock of the Company or of any Parent Corporation or of any Subsidiary Corporation unless the Exercise Price of the ISO is fixed at not less than 110 percent of the Fair Market Value of the Common Stock on the date of grant and the exercise of such ISO is prohibited by its terms after the 5th anniversary of the ISO’s date of grant.

7.7.  Conversion Stock Options.  The Committee may, in its sole discretion, grant a Stock Option to any holder of an option (hereinafter referred to as an “Original Option”) to purchase shares of stock of any corporation:

(a) the stock or assets of which were acquired, directly or indirectly, by the Company, an Affiliate or Group Company, or

(b) which was merged with and into the Company, an Affiliate or Group Company,

so that the Original Option is converted into a Stock Option (hereinafter referred to as a “Conversion Stock Option”); provided, however, that such Conversion Stock Option as of the date of its grant (the “Conversion Stock Option Grant Date”) shall have the same economic value as the Original Option as of the Conversion Stock Option Grant Date. In addition, unless the Committee, in its sole discretion determines otherwise, a Conversion Stock Option that is converting an Original Option intended to qualify as an ISO shall have the same terms and conditions as applicable to the Original Option in accordance with Code Section 424 and the Treasury Regulations thereunder so that the conversion (x) is treated as the issuance or assumption of a stock option under Code Section 424(a) and (y) is not treated as a modification, extension or renewal of a stock option under Code Section 424(h).

7.8.  Right to Call Stock Options or Common Stock.  Notwithstanding any other provision of this Plan and without regard to the completion of an IPO, any Stock Option granted under this Plan shall be subject to a right of call by the Committee in the event of termination of the Plan due to merger or acquisition of the Company. Prior to an IPO, any Stock held by a Participant as a result of an Award under this Plan shall be subject to a right of call by the Committee in the event of termination of the Plan due to merger or acquisition of the Company or upon the occurrence of Change in Control of the Company, whether or not the Plan is terminated. If the Committee exercises the right to call the Common Stock, the Participant must return the shares of Common Stock to the Company within seven (7) days of the call notice.

(a) Upon the call of Common Stock, the owner of the Common Stock shall, unless otherwise determined by the Committee pursuant to subsection (b) below, be entitled to receive from the Company an amount equal to the Fair Market Value of the returned Common Stock.

(b) Upon the call of a Stock Option, the Committee shall pay the optionee an amount equal to the excess of (i) the Fair Market Value the number of shares of Common Stock subject to the Option, over (y) the Exercise Price of such shares of Common Stock.

(c) The Company shall have the right to defer payment of the proceeds under this Section 7.9, and make such payment in the form of single lump sum or in installments over such periods as the Committee may determine in its discretion, subject to Code Section 409A.

8.	SARS

8.1.  In General.  The Committee may, in its sole discretion, grant SARs to Employees, Group Employees, Nonemployee Directors, and/or Independent Contractors. A SAR is a right to receive a payment in cash, Common Stock or a combination of both, in an amount equal to the excess of (x) the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over (y) the Fair Market Value of such shares of Common Stock on the date the SAR is granted, all as determined and set forth in the Award Agreement by the Committee; provided, however, that if a SAR is granted retroactively in tandem with or in substitution for a Stock Option, the designated Fair Market Value of the Common Stock in the Award Agreement may be the Fair Market Value of the Common Stock on the date such Stock Option was granted. Each SAR shall be subject to the terms of the Plan and to such terms and conditions, including, but not limited to, the Vesting Date, an expiration date and a provision that automatically converts a SAR into a Stock Option on a conversion date specified at the time of grant, as the Committee shall impose from time to time in its sole discretion and set forth in the Award Agreement.

9.	RESTRICTED STOCK AWARDS AND STOCK UNITS

9.1.  Restricted Stock Awards.  The Committee may, in its sole discretion, grant Restricted Stock Awards to Employees, Group Employees, Nonemployee Directors, and/or Independent Contractors as additional compensation or in lieu of other compensation for services to the Company, an Affiliate or a Group Company. A Restricted Stock Award shall consist of shares of Common Stock that are subject to such terms and conditions as the Committee in its sole discretion determines appropriate and sets forth in the Award Agreement including, without limitation, restrictions on the sale or other disposition of such shares, the Vesting Date with respect to such shares, and the right of the Company to reacquire such shares for no consideration upon termination of the Participant’s Service within specified periods. The Committee may require the Participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Restricted Stock Award and/or that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. With respect to shares of Common Stock subject to a Restricted Stock Award, the Participant shall have all of the rights of a holder of shares of Common Stock, including the right to receive dividends and to vote the shares, unless the Committee determines otherwise on the date of grant.

9.2.  Stock Units.  The Committee may, in its sole discretion, grant Stock Units to Employees, Group Employees, Nonemployee Directors, and Independent Contractors as additional compensation or in lieu of other compensation for services to the Company, an Affiliate or a Group Company. A Stock Unit is a hypothetical share of Common Stock represented by a notional account established and maintained (or caused to be established or maintained) by the Company for such Participant who receives a grant of Stock Units. Stock Units shall be subject to such terms and conditions as the Committee, in its sole discretion, determines appropriate and sets forth in the Award Agreement including, without limitation, determinations of the Vesting Date with respect to such Stock Units and the criteria for the Vesting of such Stock Units. Subject to Section 9.3, a Stock Unit granted by the Committee shall provide for payment in shares of Common Stock at such time or times as the Award Agreement shall specify. The Committee shall determine whether a Participant who has been granted a Stock Unit shall also be entitled to a Dividend Equivalent Right.

9.3.  Payout of Stock Units.  Subject to a Participant’s election to defer in accordance with Section 17.4 below, upon the Vesting Date of a Stock Unit, the shares of Common Stock representing the Stock Unit shall be distributed to the Participant, unless the Committee, in its sole discretion, provides for the payment of the Stock Unit in cash (or partly in cash and partly in shares of Common Stock) equal to the value of the shares of Common Stock which would otherwise be distributed to the Participant.

10.	PERFORMANCE SHARES AND PERFORMANCE UNITS

10.1.  Performance Shares.  The Committee may, in its sole discretion, grant Performance Shares to Employees, Group Employees, Nonemployee Directors, and/or Independent Contractors as additional compensation or in lieu of other compensation for services to the Company, an Affiliate or a Group Company. A

Performance Share shall consist of a share or shares of Common Stock that are subject to such terms and conditions as the Committee, in its sole discretion, determines appropriate and sets forth in the Award Agreement including, without limitation, determining the performance goal or goals that, depending on the extent to which such goals are met, will determine the number and/or value of the Performance Shares that will be paid out or distributed to the Participant and any other Vesting Date criteria. Performance goals may be based on, without limitation, Company-wide, divisional and/or individual performance, as the Committee, in its sole discretion, may determine, and may be based on the performance measures listed in Section 12.3 below.

10.2.  Performance Units.  The Committee may, in its sole discretion, grant Performance Units to Employees, Group Employees, Nonemployee Directors, and/or Independent Contractors as additional compensation or in lieu of other compensation for services to the Company, an Affiliate or Group Company. A Performance Unit is a hypothetical share of the value of the Company, represented by a notional account that the Company shall establish and maintain (or caused to be established or maintained) for such Participant who receives a grant of Performance Units. Performance Units shall be subject to such terms and conditions as the Committee, in its sole discretion, determines appropriate and sets forth in the Award Agreement including, without limitation, determining the performance goal or goals that, depending on the extent to which such goals are met, will determine the number and/or value of the Performance Units that will accrue to the Participant and any other Vesting Date criteria. Performance goals may be based on, without limitation, Company-wide, divisional and/or individual performance, as the Committee, in its sole discretion, may determine, and may be based on the performance measures listed in Section 12.3 below.

10.3.  Adjustment of Performance Goals.  With respect to any Performance Shares or Performance Units that are not intended to qualify as Performance-Based Awards (as described in Section 12 below), the Committee shall have the authority at any time to adjust, as it deems necessary or desirable, the performance goals for any outstanding Performance Shares or Performance Units unless, at the time of establishment of such performance goals, the Committee precludes its authority to make such adjustments. Notwithstanding the foregoing, with respect to Awards intended to qualify as Performance-Based Awards (as defined below), the Committee shall not adjust such goals in a manner that would cause the Awards to no longer qualify as Performance-Based Awards.

10.4.  Payout of Performance Shares or Performance Units.  Subject to a Participant’s election to defer distribution in accordance with Section 17.4 below, upon the Vesting of a Performance Share or a Performance Unit, the shares of Common Stock representing the Performance Share or the cash value of the Performance Unit shall be distributed to the Participant, unless the Committee, in its sole discretion, determines to make the payment for the Performance Share in cash, or the Performance Unit in shares of Common Stock (or partly in cash and partly in shares of Common Stock) equal to the value of the shares of Common Stock or cash that would otherwise be distributed to the Participant.

11.	CASH AWARDS

11.1.  In General.  The Committee may, in its sole discretion, grant Cash Awards to Employees, Group Employees, Nonemployee Directors, and/or Independent Contractors as additional compensation or in lieu of other compensation for services to the Company, an Affiliate or Group Company. A Cash Award shall be subject to such terms and conditions as the Committee, in its sole discretion, determines appropriate and sets forth in the Award Agreement including, without limitation, determining the Vesting Date with respect to such Cash Award, the criteria for the Vesting of such Cash Award, and the right of the Company to require the Participant to repay the Cash Award (with or without interest) upon termination of the Participant’s Service within specified periods.

12.	PERFORMANCE-BASED AWARDS

12.1.  In General.  The Committee, in its sole discretion, may designate Awards granted under the Plan as Performance-Based Awards (as defined below). An Award granted under the Plan may be granted in such a manner that the compensation attributable to such Award is intended by the Committee to qualify as

“performance-based compensation” (as such term is used in Code Section 162(m) and the Treasury Regulations thereunder) and thus be exempt from the deduction limitation imposed by Code Section 162(m) (“Performance-Based Awards”).

12.2.  Qualification of Performance-Based Awards.  Awards shall qualify as Performance-Based Awards under the Plan only if:

(a) at the time of grant the Committee is comprised solely of two or more “outside directors” (as such term is used in Code Section 162(m) and the Treasury Regulations thereunder);

(b) with respect to either the granting or Vesting of an Award (other than (i) a Nonqualified Stock Option or (ii) a SAR, which are granted with an Exercise Price at or above the Fair Market Value of the Common Stock on the date of grant), such Award is subject to the achievement of a performance goal or goals based on one or more of the performance measures specified in Section 12.3 below;

(c) the Committee establishes in writing (i) the objective performance-based goals applicable to a given performance period, and (ii) the individual employees or class of employees to which such performance-based goals apply no later than 90 days after the commencement of such performance period (but in no event after 25 percent of such performance period has elapsed);

(d) no compensation attributable to a Performance-Based Award will be paid to or otherwise received by a Participant until the Committee certifies in writing that the performance goal or goals (and any other material terms) applicable to such performance period have been satisfied; and

(e) after the establishment of a performance goal, the Committee shall not revise such performance goal (unless such revision will not disqualify compensation attributable to the Award as “performance-based compensation” under Code Section 162(m)) or increase the amount of compensation payable with respect to such Award upon the attainment of such performance goal.

12.3.  Performance Measures.  The Committee may use the following performance measures (either individually or in any combination) to set performance goals with respect to Awards intended to qualify as Performance-Based Awards: net sales; pretax income before allocation of corporate overhead and bonus; budget; cash flow; earnings per share; net income; division, group or corporate financial goals; return on shareholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; increase in number of customers; revenue backlog; margins realized on delivered goods or services; and/or reductions in costs.

12.4.  Shareholder Reapproval. As required by Treasury Regulation Section 1.162-27(e)(vi), the material terms of performance goals as described in this Section 12 shall be disclosed to and reapproved by the Company’s shareholders no later than the first shareholder meeting that occurs in the 5th year following the year in which the Company’s shareholders previously approved such performance goals.

13.	CHANGE IN CONTROL

13.1.  Accelerated Vesting Upon Termination of Service.  Notwithstanding any other provision of this Plan to the contrary, unless the terms of an Award Agreement expressly provide otherwise, if there is a Change in Control of the Company, and, within two years following the Change in Control, the Company terminates a Participant’s Service other than for Cause or the Participant terminates Service for Good Reason, any outstanding Awards held by the Participant shall Vest. For this purpose, Good Reason will have the meaning set forth in any employment, consulting, severance, or other written agreement between the Participant and the Company or an Affiliate. If there is no employment, consulting, or other written agreement between the Company or an Affiliate and the Participant or if such agreement does not define “Good Reason,” then “Good Reason ‘” will have the meaning specified in the Award Agreement; provided, that if the Award Agreement does not so specify, “Good Reason ‘” will mean, as determined by the Committee~~, in its sole discretion, may~~

~~take such actions as it deems appropriate with respect to outstanding Awards, including, without limitation, accelerating the Vesting Date and/or payout of such Awards; provided, however, that such action shall not conflict with any provision contained in an Award Agreement unless such provision is amended in accordance with Section 16.3 below. in its sole discretion and solely with respect to this Plan and any Award made hereunder, the Participant’s “Good Reason” means the occurrence of any of the following events without the Participant’s express written consent:~~

~~(a) The material reduction of the Participant’s authorities, duties, and position with the Company;~~

~~(b) A reduction by the Company of the Participant’s base compensation by more than fifteen percent (15%), other than a reduction approved by the Board that similarly applies to all executive officers of the Company; or~~

~~(c) A change in the offices of the Participant to a place that is more than thirty-five (35) miles in distance farther from the Participant’s home than the current executive offices of the Company in Oxford, MA.~~

~~The Participant must provide notice to the Company of the existence of one or more of the foregoing conditions within ninety (90) days of the initial existence of the condition, upon the notice of which the Company will have thirty (30) days during which it may remedy the condition and not be required to Vest the Awards. For a Participant’s termination of Service to be on account of “Good Reason,” it must occur within one hundred eighty (180) days following the initial existence of the applicable condition.~~

~~13.2.  Cashout.  The Committee, in its sole discretion, may determine that, upon the occurrence of a Change in Control of the Company, all or a portion of certain outstanding Awards shall terminate within a specified number of days after notice to the holders, and each such holder shall receive an amount equal to the value of such Award on the date of the Change in Control, and with respect to each share of Common Stock subject to a Stock Option or SAR, an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control of the Company over the Exercise Price per share of such Stock Option or SAR. Such amount shall be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its sole discretion, shall determine.~~

~~13.3.  Assumption or Substitution of Awards.  Notwithstanding anything contained in the Plan to the contrary, the Committee may, in its sole discretion, provide that an Award may be assumed by any entity which acquires control of the Company or may be substituted by a similar award under such entity’s compensation plans.~~

~~14.~~ 	~~TERMINATION OF SERVICE~~

~~14.1.  Termination of Service Due to Death or Disability.  Subject to any written agreement between the Company, an Affiliate or a Group Company and a Participant, if a Participant’s Service is terminated due to death or Disability:~~

~~(a) all non-Vested portions of Awards held by the Participant on the date of the Participant’s death or Disability shall immediately Vest; and~~

~~(b) all Vested portions of Stock Options and SARs held by the Participant on the date of the Participant’s death or Disability shall remain exercisable until the earlier of:~~

~~(i) the end of the 12-month period following the date of the Participant’s death or Disability, or~~

~~(ii) the date the Stock Option or SAR would otherwise expire.~~

~~14.2.  Termination of Service for Cause.  Subject to any written agreement between the Company, an Affiliate or Group Company and a Participant, if a Participant’s Service is terminated by the Company, the Affiliate or the Group Company, as the case may be, for Cause, all Awards held by the Participant on the date of the termination of Service, whether Vested or non-Vested, shall immediately be forfeited by the Participant as of such date, and, in the event a Participant’s Service is terminated by the Company, an Affiliate or Group~~

~~Company for Cause prior to an IPO, the Company shall have the right to call any shares of Common Stock received by the Participant as a result of the exercise of Stock Options under the Plan and the Participant shall be entitled to receive from the Company an amount equal to the Exercise Price paid for such shares. A Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause.~~

~~14.3.  Other Terminations of Service.  Subject to any written agreement between the Company, an Affiliate or Group Company and a Participant, if a Participant’s Service is terminated for any reason other than for Cause or other than due to death or Disability:~~

~~(a) all non-Vested portions of Awards held by the Participant on the date of the termination of his or her Service shall immediately be forfeited by such Participant as of such date; and~~

~~(b) all Vested portions of Stock Options and/or SARs held by the Participant on the date of the termination of his or her Service shall remain exercisable until the earlier of (i) the end of the 90-day period following the date of the termination of the Participant’s Service or (ii) the date the Stock Option or SAR would otherwise expire.~~

~~Notwithstanding the foregoing, the Vesting, expiration and forfeiture of any Stock Options and/or SARs Awarded to a Independent Contractor shall be governed by the terms of the written Award Agreement.~~

~~14.4.  ISOs.  Notwithstanding anything contained in the Plan to the contrary, (i) the provisions contained in this Section 14 shall be applied to an ISO only if the application of such provision maintains the treatment of such ISO as an ISO.~~

~~14.5.  Leave of Absence.  A Participant shall not cease to be an Employee for purposes of this Plan solely on account of a Leave of Absence. For purposes of ISOs, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the one hundred eighty-first (181st) day of such leave any ISO held by the Participant shall cease to be treated as an ISO and shall be treated for tax purposes as a Nonqualified Stock Option. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, reserves the right to designate a Participant’s leave of absence as “Personal Leave;” provided that military leaves and approved family or medical leaves shall not be considered Personal Leave. No Awards shall be made to a Participant during Personal Leave. A Participant’s un-Vested Awards shall remain un-Vested during such Personal Leave and the time spent on such Personal Leave shall not count towards the vesting of such Awards. A Participant’s Vested Stock Options that may be exercised shall remain exercisable upon commencement of Personal Leave until the earlier of (i) a period of one year from the date of commencement of such Personal Leave; or (ii) the remaining exercise period of such Stock Options. Notwithstanding the foregoing, if a Participant returns to the Company from a Personal Leave of less than one year and the Participant’s Stock Options have not lapsed, the Stock Options shall remain exercisable for the remaining exercise period as provided at the time of grant and subject to the conditions contained herein.~~

~~15.~~ 	~~TAXES~~

~~15.1.  Withholding Taxes.  With respect to Employees and Group Employees, the Company, or the applicable Affiliate or Group Company, may require a Participant who has Vested in his or her Restricted Stock Award, Stock Unit, Performance Share or Performance Unit granted hereunder, or who exercises a Stock Option or SAR granted hereunder, to reimburse the corporation that employs such Employee or Group Employee for any taxes required by any governmental regulatory authority to be withheld or otherwise deducted and paid by such corporation or entity in respect of the issuance or disposition of such shares or the payment of any amounts. In lieu thereof, the corporation that employs such Employee or Group Employee shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the Employee or Group Employee upon such terms and conditions as the Committee shall prescribe. The corporation that employs the Employee or Group Employee may, in its discretion, hold the stock certificate to which such Employee or Group Employee is entitled upon the vesting of a Restricted Stock~~

~~Award, Stock Unit, Performance Share or Performance Unit or the exercise of a Stock Option or SAR as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated.~~

~~15.2.  Use of Common Stock to Satisfy Withholding Obligation.  With respect to Employees and Group Employees, at any time that the Company or an Affiliate or Group Company that employs such Employee or Group Employee becomes subject to a withholding obligation under applicable law with respect to the vesting of a Restricted Stock Award, Stock Unit, Performance Share or Performance Unit or the exercise of a Nonqualified Stock Option (the “Tax Date”), except as set forth below, a holder of such Award may elect to satisfy, in whole or in part, the holder’s related personal tax liabilities (an “Election”) by (i) directing the Company, the Affiliate or the Group Company that employs such Employee or Group Employee to withhold from shares issuable in the related vesting or exercise either a specified number of shares, or shares of Common Stock having a specified value in each case equal to the related minimum statutory personal withholding tax liabilities with respect to the applicable taxing jurisdiction, (ii) tendering shares of Common Stock previously issued pursuant to the exercise of a Stock Option or other shares of the Common Stock owned by the holder, or (iii) combining any or all of the foregoing Elections in any fashion. An Election shall be irrevocable. The withheld shares and other shares of Common Stock tendered in payment shall be valued at their Fair Market Value of the Common Stock on the Tax Date. The Committee may disapprove any Election, suspend or terminate the right to make Elections or provide that the right to make Elections shall not apply to particular shares or exercises. The Committee may impose any additional conditions or restrictions on the right to make an Election as it shall deem appropriate, including conditions or restrictions with respect to Section 16 of the Exchange Act.~~

~~15.3.  No Guarantee of Tax Consequences.  No person connected with the Plan in any capacity, including, but not limited to, the Company, an Affiliate or a Group Company and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.~~

~~16.~~ 	~~AMENDMENT AND TERMINATION~~

~~16.1.  Termination of Plan.  The Board may suspend or terminate the Plan at any time with or without prior notice; provided, however, that no action authorized by this Section 16.1 shall reduce the amount of any outstanding Award or change the terms and conditions thereof without the Participants’ consent, except as expressly provided herein.~~

~~16.2.  Amendment of Plan.  The Board may amend the Plan at any time with or without prior notice; provided, however, that no action authorized by this Section 16.2 shall reduce the amount of any outstanding Award or change the terms and conditions thereof without the Participants’ consent, except as expressly provided herein. No amendment of the Plan shall, without the approval of the shareholders of the Company:~~

~~(a) increase the total number of shares of Common Stock that may be issued under the Plan;~~

~~(b) increase the maximum number of shares with respect to all Awards measured in Common Stock that may be granted to any individual under the Plan;~~

~~(c) increase the maximum dollar amount that may be paid with respect to all Awards measured in cash; or~~

~~(d) modify the requirements as to eligibility for Awards under the Plan.~~

~~In addition, the Plan shall not be amended without the approval of such amendment by the Company’s shareholders if such amendment (i) is required under the rules and regulations of the stock exchange or national market system on which the Common Stock is listed or (ii) will disqualify any ISO granted hereunder.~~

~~16.3.  Amendment or Cancellation of Award Agreements.  The Committee may amend or modify any Award Agreement at any time by mutual agreement between the Committee and the Participant or such other persons as may then have an interest therein.~~; provided, that (i) no such amendment, modification, extension, cancellation, renewal, exchange, substitution or replacement will be to the detriment of a Participant with respect to any Award previously granted without the affected Participant’s written consent, and (ii), any such amendment, modification, extension, cancellation, renewal exchange, substitution, or replacement must satisfy the requirements for exemption under Section 409A, and (iii) in no event will the Committee be permitted to (A) reduce the Exercise Price of any outstanding Stock Option, or (B) exchange or replace an outstanding Stock Option with a new Stock Option with a lower Exercise Price, except pursuant to Section 5.2. In addition, by mutual agreement between the Committee and a Participant or such other persons as may then have an interest therein, Awards may be granted to an Employee, Group Employee, Nonemployee Director or Independent Contractor in substitution and exchange for, and in cancellation of, any Awards previously granted to such Employee, Group Employee, Nonemployee Director or Independent Contractor under the Plan, or any award previously granted to such Employee, Group Employee, Nonemployee Director or Independent Contractor under any other present or future plan of the Company or any present or future plan of an entity which (i) is purchased by the Company, (ii) purchases the Company, or (iii) merges into or with the Company.

17.	MISCELLANEOUS

17.1.  Other Provisions.  Awards granted under the Plan may also be subject to such other provisions (whether or not applicable to an Award granted to any other Participant) as the Committee determines on the date of grant to be appropriate, including, without limitation, for the installment purchase of Common Stock under Stock Options, to assist the Participant in financing the acquisition of Common Stock, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any Stock Option, for the acceleration of Vesting of Awards in the event of a Change in Control of the Company, for the payment of the value of Awards to Participants in the event of a Change in Control of the Company, or to comply with federal and state securities laws, or understandings or conditions as to the Participant’s Service in addition to those specifically provided for under the Plan.

17.2.  Restrictive Covenants and Other Terms and Conditions.  The Committee may provide, by way of the Award Agreement or otherwise, that, notwithstanding any other provision of this Plan to the contrary, if the Participant breaches the non-compete, non-solicitation, non-disclosure or other terms, conditions, restrictions and/or limitations of the Award Agreement, whether during or after termination of Service, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant will forfeit:

(a) any and all Awards granted to him or her under the Plan, including Awards that have become Vested and exercisable; and/or

(b) forfeit the profit the Participant has realized on the exercise of any Stock Options, which is the difference between the Stock Options’ Exercise Price and the Fair Market Value of any Stock Option the Participant exercised after terminating Service and within the six month period immediately preceding the Participant’s termination of Service (the Participant may be required to repay such difference to the Company).

17.3.  Transferability.  Each Award granted under the Plan to a Participant shall not be transferable otherwise than by will or the laws of descent and distribution, and Stock Options and SARs shall be exercisable, during the Participant’s lifetime, only by the Participant. In the event of the death of a Participant, each Stock Option or SAR theretofore granted to him or her shall be exercisable during such period after his or her death as the Committee shall, in its sole discretion, set forth in the Award Agreement on the date of grant and then only by the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Stock Option or SAR shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit the transferability of a Stock Option (other than an ISO) by a Participant solely to members of the Participant’s immediate family or trusts or family partnerships or other similar entities for the benefit of such persons, and subject to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish and include in the Award Agreement.

17.4.  Election to Defer Compensation Attributable to Award.  The Committee may, in its sole discretion and subject to Code Section 409A, allow a Participant to elect to defer the receipt of any compensation attributable to an Award under guidelines and procedures to be established by the Committee after taking into account the advice of the Company’s tax counsel.

17.5.  Listing of Shares and Related Matters.  If at any time the Committee shall determine that the listing, registration or qualification of the shares of Common Stock subject to an Award on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of, or in connection with, the granting of an Award or the issuance of shares of Common Stock thereunder, such Award may not be exercised, distributed or paid out, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

17.6.  No Right, Title, or Interest in Company Assets.  Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

17.7.  No Right to Continued Employment or Service or to Grants.  A Participant’s rights, if any, to continue to serve the Company, an Affiliate or a Group Company as a director, officer, employee, independent contractor or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company, the Affiliate and the Group Company reserve the right to terminate the employment or Service of any Employee or Group Employee or the services of any Independent Contractor or director at any time. The adoption of the Plan shall not be deemed to give any Employee, Group Employee, Nonemployee Director, Independent Contractor or any other individual any right to be selected as a Participant or to be granted an Award.

17.8.  Awards Subject to Foreign Laws.  The Committee may grant Awards to individual Participants who are subject to the tax laws of nations other than the United States, and such Awards may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action that it deems advisable to obtain approval of such Awards by the appropriate foreign governmental entity; provided, however, that no such Awards may be granted pursuant to this Section and no action may be taken which would result in a violation of the Exchange Act or any other applicable law.

17.9.  Governing Law.  The Plan, all Awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by applicable federal law. Participants, the Company, a Group Company and Affiliate each submit and consent to the jurisdiction of the courts in the Commonwealth of Massachusetts, County of Worster, including the Federal Courts located therein, should Federal jurisdiction requirements exist in any action brought to enforce (or otherwise relating to) this Plan or an Award Agreement.

17.10.  Other Benefits.  No Award granted under the Plan shall be considered compensation for purposes of computing benefits under any retirement plan of the Company, an Affiliate or a Group Company nor affect any benefits or compensation under any other benefit or compensation plan of the Company, and Affiliate or a Group Company, now or subsequently in effect.

17.11.  No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Common Stock, Stock Options, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

17.12.  Compliance With Code Section 409A.  Any provision of the Plan that becomes subject to Code Section 409A, will be interpreted and applied consistent with that Section and the applicable Treasury Regulations.With respect to any Award that is or becomes subject to Code Section 409A, a Change in Control would only be deemed to have occurred only upon a change in control event described in Code Section 409A and Treasury Regulations § 1.409A-3(i)(5).

17.13.  Compensation Recovery Policy.  Notwithstanding any provision in the Plan or in any Award Agreement to the contrary, Awards granted or paid under the Plan will be subject to any Compensation Recovery Policy established by the Company and amended from time to time.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Admission Ticket
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 31, 2011.
Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/ipgp

•	Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3 and 4 and every 3 YRS for Proposal 5.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Valentin P. Gapontsev, Ph.D.	☐	☐	02 - Eugene Scherbakov, Ph.D.	☐	☐	03 - Igor Samartsev	☐	☐

	04 - Robert A. Blair	☐	☐	05 - Michael C. Child	☐	☐	06 - Michael R. Kampfe	☐	☐

	07 - Henry E. Gauthier	☐	☐	08 - William S. Hurley	☐	☐	09 - William F. Krupke, Ph.D.	☐	☐

		For	Against	Abstain				For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of IPG Photonics Corporation for 2011.	☐	☐	☐	3.	To approve the amendments to the 2006 Stock Incentive Plan.		☐	☐	☐
							3 Yrs	2 Yrs	1 Yr	Abstain
4.	To approve, by non-binding vote, our executive compensation.	☐	☐	☐	5.	To recommend, by non-binding vote, the frequency of executive compensation votes. Uninstructed shares will be voted for 3 years.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▪	+

2011 Annual Meeting Admission Ticket
2011 Annual Meeting of
IPG Photonics Corporation Shareholders
May 31, 2011
50 Old Webster Road
Oxford, MA 01540
Upon arrival, please present this admission ticket
and photo identification at the registration desk.
If you plan to attend the annual meeting, please bring this admission ticket with you. This ticket admits a shareholder and one guest. All meeting attendees must present valid photo identification. For your safety, all personal items including bags, purses and briefcases are subject to inspection. The use of photographic and recording devices is prohibited in the building. Cell phone use is permitted only in the lobby area. No personal items, with the exception of purses, may be carried into the meeting area.
From the East
Travel the Mass Turnpike West to Auburn Exit 10. From the tollbooth bear to the left and take the second right, I-395 South, Oxford. Travel I-395 South and take Exit 4B Sutton Ave., Oxford. From Exit 4B go to the set of traffic lights and turn left onto Main Street (Rt. 12 South). Follow Main Street for approximately 1.5 miles turn right onto Harwood Street. Follow Harwood Street for 1.5 miles (bear left at fork in road), Harwood Street becomes Old Webster Road. IPG Photonics will be on your left.
From the West
Travel the Mass Pike East to Exit 10 Auburn, approximately a 15 minute drive. From the tollbooth, bear to the left and take the second right, I-395 South, Oxford. From Exit 4B go to the set of traffic lights and turn left onto Main Street (Rt. 12 South). Follow Main Street for approximately 1.5 miles turn right onto Harwood Street. Follow Harwood Street for 1.5 miles (bear left at fork in road), Harwood Street becomes Old Webster Road. IPG Photonics will be on your left.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — IPG Photonics Corporation

Notice of 2011 Annual Meeting of Stockholders
50 Old Webster Road, Oxford, MA 01540
Proxy Solicited by Board of Directors for Annual Meeting - May 31, 2011
Valentin P. Gapontsev and Angelo P. Lopresti, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of IPG Photonics to be held on May 31, 2011 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3 and 4 and every 3 years for Proposal 5.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)